 As filed with the Securities and Exchange Commission on September 18, 1996
                                                         Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                        --------------------------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                        --------------------------------
                          HOMECOM COMMUNICATIONS, INC.
               (Exact name of issuer as specified in its charter)

        DELAWARE                  7371                        58-2153309
(State of Incorporation)  (Primary Standard     (I.R.S. Employer Identification Number)
                             Industrial
                         Classification Code
                               Number)

                             BUILDING 14, SUITE 100
                               3535 PIEDMONT ROAD
                            ATLANTA, GEORGIA  30305
                                 (404) 237-4646
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                        --------------------------------
                                 HARVEY W. SAX
                            CHIEF EXECUTIVE OFFICER
                             BUILDING 14, SUITE 100
                               3535 PIEDMONT ROAD
                            ATLANTA, GEORGIA  30305
                                 (404) 237-4646
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

    OBY T. BREWER III, ESQ.                          NEIL NOVIKOFF, ESQ.
    RANDALL W. JOHNSON, ESQ.                       WILLKIE FARR & GALLAGHER
MORRIS, MANNING & MARTIN, L.L.P.                     ONE CITICORP CENTER
 1600 ATLANTA FINANCIAL CENTER                       153 EAST 53RD STREET
   3343 PEACHTREE ROAD, N.E.                    NEW YORK, NEW YORK  10022-4669
    ATLANTA, GEORGIA  30326                             (212) 821-8000
         (404) 233-7000
                        --------------------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

     If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                        CALCULATION OF REGISTRATION FEE

================================================================================================================
                                    Amount      Proposed maximum      Proposed maximum       Amount of
    Title of each class of          being       offering price per    aggregate offering    registration
 securities being registered    registered (1)     share (2)              price (2)             fee
- ----------------------------------------------------------------------------------------------------------------
Common Stock, $.0001 par value  1,437,500       $7.00                 $10,062,500.00        $3,469.83
================================================================================================================

  (1) Includes 187,500 shares which may be purchased by the Underwriters to cover over-allotments, if any.
  (2) Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(a).

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                                                           SUBJECT TO COMPLETION
                                                                          , 1996


INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                                1,250,000 SHARES

                                     [LOGO]

                          HOMECOM COMMUNICATIONS, INC.

                                  COMMON STOCK

                             ---------------------

     All of the shares of Common Stock offered hereby are being issued and sold by HomeCom Communications, Inc. (the "Company"). It is anticipated that the initial public offering price will be between $6.00 and $7.00 per share. Prior to this offering, there has been no public market for the Common Stock of the Company. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. An application has been filed to list the Company's Common Stock on the Nasdaq SmallCap Market(TM) under the trading symbol "HMCM."

     SEE "RISK FACTORS" ON PAGE 7 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.
                             ---------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
              UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
          ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

================================================================================
                                                  UNDERWRITING
                                   PRICE TO       DISCOUNTS AND      PROCEEDS TO
                                    PUBLIC        COMMISSIONS(1)     COMPANY (2)
- --------------------------------------------------------------------------------
Per Share......................    $              $                  $
Total (3)......................    $              $                  $
================================================================================

(1) For information regarding indemnification of the Underwriters by the Company and certain compensation payable to the Representative of the Underwriters, see "Underwriting."
(2) Before deducting expenses of the offering estimated at $450,000, all of which will be paid by the Company.
(3) The Underwriters have been granted a 30-day option to purchase up to an additional 187,500 shares of Common Stock from the Company, solely to cover over-allotments, if any, on the same terms and conditions as the shares offered hereby. If the Underwriters exercise such option in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be $__________, $__________ and $__________, respectively.  See "Underwriting."

                             ---------------------

     The shares of Common Stock are offered by the Underwriters when, as and if delivered to and accepted by the Underwriters, subject to their right to reject orders in whole or in part and to certain other conditions. It is expected that delivery of the certificates representing the shares of Common Stock will be made on or about _____________, 1996 at the offices of Ladenburg, Thalmann & Co. Inc., New York, New York.

                             ---------------------

                         LADENBURG, THALMANN & CO. INC.

             THE DATE OF THIS PROSPECTUS IS ________________, 1996.

                          [Outside Flap of Foldout]

HomeCom's logo appears across the top of the page, consisting of the word "HomeCom" in reverse bold print with the word "Communications" spelled out in normal text underneath. Adjacent to the Company's name is a sphere with a line that increases in thickness and wraps around the sphere ending in an arrowhead across the front of the sphere.

The page is divided into three parts, (i) the top three-quarters of the left two-thirds of the page, (ii) the bottom one-quarter of the left two-thirds, and
(iii) the right one-third.

In the center of the first section are the captions "Software products" and "HomeCom's Post-On-The-Fly Conference Highlights."

DESCRIPTION OF PHOTOGRAPH:

To the left and above the caption are three computer screens showing examples of HomeCom's Post-on-the-Fly(TM) Conference Web pages, each consisting of a computer screen window with graphical text and menu buttons appearing throughout the body of the Web page. The text and menu options offer a variety information and interactive choices for the Web site user.

Under the illustrations is the following text:

- -        HomeCom's Post-On-The-Fly Conference Highlights:

- -        Conferences are fully searchable on conference title, conference description, subject, author, and text.

- -        Upload and attach any type of file to any posted text.

- -        Conferences can be unmoderated, moderated manually by the conference administrator, or moderated automatically by the software.

- -        Password-protected user accounts.

- -        Each user has a fully customizable, searchable home page.

- -        The 'private conference' option keeps your sensitive posts secure using complex Triple DES encryption.

- -        Integration with Netscape's Cooltalk(TM) internet phone package allows real-time conversations free of charge via the Internet.

- -        Sub-administrators can administer and moderate each separate conference.

- -        Full web-based administration allows on-line creation, modification, and deletion of conferences, messages, users, and subadministrators."

At the top of the bottom left portion of the page are the captions "Security issues" and "HomeCom's Security Division."

Under the headings is the following text:

HomeCom addresses the three essential aspects of security:

- -        Privacy - protecting against information "leaks."

- -        Integrity - ensuring that stored information has not been and can not be altered.

- -        Availability - ensuring that information is readily accessible by authorized users.

On the top of the right one-third of the page is the heading "Custom applications."

DESCRIPTION OF PHOTOGRAPH:

Under the heading is an illustration of a computer screen showing a Web site for Real Estate Loan Services, consisting of a computer screen window with various menu options relating to the Real Estate Loan Services Automated Order and Delivery Service program.

DESCRIPTION OF DIAGRAM:

Immediately beneath the illustration is a schematic drawing of a HomeCom product ordering application solution using names; circles and arrows to show the relationship between real estate professionals with customer product orders, the Company's Web Server application and various service providers.

Under the diagram is the caption "Norwest." Beneath the caption is the following text: "Using a Sybase database, HomeCom Communications built a complex Internet-based service called "The Automated Order and Delivery Service for Real Estate Loan Services." RELS, a national real estate organization, is a subsidiary of Norwest Corporation, the nation's largest mortgage origination firm."

DESCRIPTION OF PHOTOGRAPH:

Immediately beneath the text is an illustration of a Web page for Norwest Insurance Inc. which includes the Norwest logo and the slogan "Leverage Our Technology And Expertise."

                        --------------------------

The Company intends to furnish its stockholders with annual reports containing financial statements audited by an independent accounting firm and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year.

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ SMALLCAP MARKET(TM), IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                        --------------------------


                                      i


                        [Inside Left Flap of Foldout]

The page is divided vertically into a left two-thirds column and a right one-third column. In the middle of the left two-thirds of the page is the large caption "Web site creation." On the top of the left two-thirds of the page is the caption "Synovus."

Under the caption is the text "Electronic annual reports are only a small fragment of what has become one of the most interactive financial sites on the Internet."

DESCRIPTION OF PHOTOGRAPH:

Immediately to the left of the caption "Synovus" is an illustration of a Synovus Financial Corp. Web page. The Web page includes a field showing a collage of items including a key, a magnifying glass, a newspaper, and a map of the Southeastern United States, with the terms "Corporate Profile," "Financials," "Request Info.," "Acquisitions," "Locator," "Stock Quote," "Shareholder Activity," "Search," and "Analyst Book" throughout the collage. Beneath the collage is an illustration of a stock quote "Ticker."

DESCRIPTION OF PHOTOGRAPH:

Immediately to the left of the caption "Web site creation" is an illustration of a Web page with the title "Stock Quotes." Beneath the title is a graph depicting stock prices over a two hundred day period for a company with the ticker symbol "SNV."

On the bottom left side of the page is the caption "TH.Q Games."

Beneath the caption is the following text:

- -        Online catalog of game software.

- -        Interactivity through contests and "game tips."

- -        Strong visual display of packaging and game content."

DESCRIPTION OF PHOTOGRAPH:

Immediately to the right of the caption T.HQ Games is an illustration of a Web site for T.HQ Inc. showing its name and graphic illustrations of the names of various game software, such as "ROBO PIT," BASS MASTERS," "ALONE IN THE DARK," "IN THE HUNT," and "OLYMPIC SUMMER GAMES."

At the top right one-third of the page is the heading "The interactive environment."

DESCRIPTION OF PHOTOGRAPH:

Under the caption is an illustration of a Web site for the Rainforest Cafe, showing a variety of wild animals, a menu option entitled "Recipe," and text describing the features available on the Web site.

Below the photograph is the caption "Rainforest Cafe."

Under the caption is the following text:

- -        An online experience of the sites and sounds of the Rainforest Cafe.

- -        Creating an audience for a publicly traded restaurant company.

- -        A forum for locating restaurants and providing shareholder information.

                                      ii


                        [Inside Right Flap of Foldout]

The page is divided vertically into a left two-thirds portion and a right one-third portion. On the top of the left portion of the page is the heading "Meeting client expectations."

On the left side of the page underneath the above caption is the caption "SouthTrust."

Underneath the caption "SouthTrust" is the following text:

- -        Another example of the broadening base of clients in the financial services area.

- -        A vehicle for distributing shareholder information.

- -        Quick access to banking information such as credit, account and trust services.

DESCRIPTION OF PHOTOGRAPH:

To the right of the text is an illustration of a Web site for SouthTrust Bank showing a textual description of SouthTrust and services offered by SouthTrust. At the bottom of the illustration are fields labeled "Home," "Locations," "Request Information," "Account Services," "Credit Services," "Business Services," "Investor Relations," and "Trust Services."

In the middle of the left two-thirds of the page is the caption "Brinker."

Under the caption is the following text: "Utilizing the power of the Internet to collect Human Resources, create visibility and reinforce brand identity."

DESCRIPTION OF PHOTOGRAPH:

Immediately to the left of the text is an illustration of a Web page for Brinker International showing the logo for Brinker International and text describing services available on the Web page.

DESCRIPTION OF PHOTOGRAPH:

Immediately beneath the Brinker International illustration is an illustration of a Web site for Chili's Grill & Bar. This illustration includes the logo for Chili's Grill & Bar above the text "Like No Place Else!" and a graphic image of a baseball cap with the name "Chili's" written across its front.

DESCRIPTION OF PHOTOGRAPH:

At the top of the right one-third of the page is an illustration of a HomeCom Web site with the caption "Web Hosting" above four photographs of actual conference rooms.

Beneath the illustration is the heading "Accolades and innovations."

DESCRIPTION OF PHOTOGRAPH:

Immediately beneath the above heading is an illustration of a HomeCom Web site with the captions "HomeCom Customer Showcase" and "HomeCom's clients have a Web room full of Awards." This Web site contains images of general industry awards won by Web sites created by the Company for several of its clients.

Under the illustration is the following text: "HomeCom and its clients have won several awards for Web sites created by HomeCom, including:"

- -        MGM-UA "Top 10"

- -        Point "Top 5% of All Web Sites"

- -        Magellan "Four Star Site"

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements and the related notes thereto appearing elsewhere in this Prospectus. In this Prospectus, the term "Company" or "HomeCom" refers to HomeCom Communications, Inc., a Delaware corporation. Investors should carefully consider the information set forth under the heading "Risk Factors." Unless otherwise indicated, the information in this Prospectus gives effect to a 93.07-for-1 stock split and recapitalization of the Company's Common Stock from no par value to $.0001 par value per share, and assumes no exercise of the Underwriters' over-allotment option. See "Underwriting." Certain technical terms used in this Prospectus are defined in the Glossary on Page 42.

                                  THE COMPANY

     HomeCom develops and markets specialized software applications and products and provides services that enable businesses to use the Internet and Intranets to obtain and communicate important business information, conduct commercial transactions and improve business productivity. HomeCom provides Internet/Intranet solutions in five areas: customized software applications design, development and integration; World Wide Web site development; Internet outsourcing services; specialized Internet-enabled software products; and security consulting and integration services. HomeCom's objective is to be a leading provider of business communications solutions using Internet standard protocol technologies.

     According to International Data Corporation ("IDC"), the number of Internet users with Web access increased from 1.1 million in 1994 to 8.3 million in 1995 and is expected to reach 31.4 million by the end of 1996. IDC estimates that the number of individuals worldwide with access to the Internet will reach approximately 200 million by the end of 1999. The explosive growth of the Internet and World Wide Web has led to the rapid development of increasingly sophisticated and advanced TCP/IP-enabled software applications such as Web browsers and HTML compatible server software. These Internet tools enable users to obtain and communicate information more efficiently and effectively.

     The Company believes that there is a rapidly growing need for businesses to expand and integrate their existing information and communications systems to take advantage of the global communications framework and advanced graphics capabilities of Internet-enabled systems. The Company also believes that businesses today face a paradigm shift from proprietary protocol based local area networks and wide area networks to Internet-enabled global communications systems. HomeCom intends to capitalize on these changes by providing a suite of integrated products and services.

     HomeCom employs a team of highly trained Internet/Intranet software developers and multimedia and graphics professionals who design and develop specialized Internet/Intranet software applications. These applications enable companies to obtain and communicate vital business information, such as sales reports, order status systems, employee directories and client account information. The Company works closely with its customers to analyze and design Internet-based software solutions that facilitate the interactive exchange of business information. Through its experience in designing custom Internet solutions for businesses, HomeCom believes that it has developed and continues to develop in-depth knowledge concerning industry-specific Internet applications and requirements. The Company plans to leverage this knowledge to develop additional Internet-enabled applications for targeted vertical industries, including banking and financial services, retailing and entertainment.

     The Company believes that it has established a reputation as a provider of sophisticated interactive Web sites. The Company has developed more than 100 Web sites for clients in many diverse industries, including sites for Synovus, SouthTrust Bank, Norwest, Rainforest Cafe, Brinker International, Executrain, THQ and AFLAC. The Company has a highly trained staff able to design Web sites ranging from basic "inquiry only" sites to complex, interactive sites capable of providing on-line commerce, database integration and manipulation and sophisticated graphics, animation, sound and video. The Company uses its proprietary Post On The Fly(TM) software in designing and developing many of its Web sites.

     HomeCom also provides Internet outsourcing services and presently hosts more than 700 Web sites for clients in over a dozen countries. HomeCom establishes and maintains the resources and facilities necessary to create and support a customer's Internet server. As a provider of Internet outsourcing services, HomeCom advises its clients as to the appropriate hardware, including servers and routers, and software necessary to create an Internet server, coordinates the purchase of this hardware and software, including operating system and Internet server software, and provides the facilities to house and maintain the server. HomeCom provides network management, including all network functions, the maintenance of an environmentally conditioned, secure facility and access to the Internet.

     The Company has developed advanced software products that it presently includes in its custom applications and that it intends to develop further for retail sale. The Company has developed software, called Post On The Fly(TM), which enables non-technical users to add, retrieve and update information through the Internet or an Intranet using standard browser software. Post On The Fly(TM) Conference permits intuitive and easy conferences among employees, customers and business partners. The product utilizes database technology to archive user-inputted data, ideas and innovations for later retrieval and review. Post On The Fly(TM) Store facilitates the creation and updating of an on-line store or catalog. Post On The Fly(TM) Q&A is being designed to facilitate the creation and updating of examinations and training courses in question and answer format. Post On The Fly(TM) Publisher is being designed to permit the publisher of a magazine or newsletter to design an electronic publication layout where reporters, editors and writers can insert articles, graphics and other content.

     HomeCom recently established an Internet security division to provide security solutions for businesses connecting to the Internet. The Company plans to develop and integrate advanced value-added security features into its custom software applications and products and to provide consulting and integration services to companies seeking to communicate securely and to transact business over the Internet.

     The Company markets its products and services through its direct sales force, print advertising and its own Web site. The Company also generates customer leads through its business partner relationships with leading technology companies such as AT&T, BBN Planet, Oracle, Sybase, Microsoft and Netscape.

     The Company intends to become a leading provider of Internet-standard business communications solutions by: (i) increasing marketing of industry-specific Internet-enabled applications; (ii) expanding software product development and distribution; (iii) developing advanced security services; and (iv) acquiring Internet-related software and services companies.

     The Company's executive offices are located at 3535 Piedmont Road, Building 14, Suite 100, Atlanta, Georgia 30305. The Company's telephone number is 404/237-4646 and its Web site is located at http://www.homecom.com

                                 THE OFFERING
Common Stock offered by the Company ....................  1,250,000 shares.

Common Stock to be outstanding after the offering (1) ..  3,249,977 shares.

Use of proceeds ........................................  For general corporate purposes, principally additions to working capital, continued product development, repayment of indebtedness and possible future acquisitions.  See "Use of Proceeds."

Proposed Nasdaq SmallCap Market(TM) symbol .............  HMCM


__________________

(1) Excludes (i) 220,000 shares reserved for issuance under the Company's Stock Option Plan, of which options to acquire 79,167 shares of Common Stock are issuable upon the exercise of outstanding options granted at a weighted average exercise price of $5.92 per share, (ii) 170,000 shares reserved for issuance under the Company's Non-Employee Directors Plan, of which options to acquire 30,000 shares of Common Stock are issuable upon the exercise of outstanding options granted at an exercise price of $6.50 per share, and (iii) 125,000 shares of Common Stock reserved for issuance upon the exercise of warrants to be granted to the Representative of the Underwriters and its designees, exercisable at 120% of the public offering price (the "Representative's Warrants"). See "Management - Incentive Plans," "Description of Capital Stock" and "Underwriting." Also excludes shares that may be issued in connection with the Company's August 1996 acquisition of HomeCom Internet Security Services, Inc. See "Certain Transactions."

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

     The Summary Financial Data below has been taken or derived from the historical financial statements and other records of the Company, and should be read in conjunction with the Financial Statements and the Notes thereto included elsewhere in this Prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


                                                        DECEMBER 2                                   SIX MONTHS ENDED
                                                      (INCORPORATION)       YEAR ENDED                    JUNE 30,
                                                      TO DECEMBER 31,      DECEMBER 31,       ------------------------------
                                                           1994                1995              1995                 1996
                                                      ---------------      -----------        -----------        -----------
                                                                                                        (UNAUDITED)
STATEMENTS OF OPERATIONS DATA
Net sales...........................................             ---       $  327,574         $   38,961          $  817,306
Cost of sales.......................................             ---           59,871             19,203             196,497
                                                          ----------       ----------         ----------          ----------
Gross profit........................................          ------          267,703             19,758             620,809
Operating expenses..................................      $   17,452          269,527             64,591             659,345
                                                          ----------       ----------         ----------          ----------
Operating loss......................................         (17,452)          (1,824)           (44,833)            (38,536)
Interest expense, net...............................             ---            3,469              2,733              15,576
Other expense.......................................             ---              147                ---                 ---
                                                          ----------       ----------         ----------          ----------
Loss before income tax benefit......................         (17,452)          (5,440)           (47,566)            (54,112)
Income tax benefit(1)                                            ---                                 ---                 ---
                                                          ----------       ----------         ----------          ----------
Net loss............................................      $  (17,452)      $   (5,440)        $  (47,566)         $  (54,112)
                                                          ==========       ==========         ==========          ==========

UNAUDITED PRO FORMA NET LOSS DATA
Loss before income tax benefit......................      $  (17,452)      $   (5,440)        $  (47,566)         $  (54,112)
Pro forma adjustment to reflect federal and state
income tax benefit (actual for period subsequent to
February 8, 1996)(1)................................             ---              ---                ---                 ---
                                                          ----------       ----------         ----------          ----------
Pro forma net loss..................................      $  (17,452)      $   (5,440)        $  (47,566)         $  (54,112)
                                                          ==========       ==========         ==========          ==========
Pro forma net loss per common and common
equivalent share....................................      $     (.01)      $     (.00)        $     (.03)         $     (.03)
                                                          ==========       ==========         ==========          ==========
Pro forma weighted average common and common
equivalent shares outstanding.......................       1,866,067        1,866,067          1,866,067           1,866,067
                                                          ==========       ==========         ==========          ==========


                                                                                   JUNE 30, 1996
                                                      -----------------------------------------------------------------------
                                                                                                                 PRO FORMA
                                                         ACTUAL                    PRO FORMA (2)              AS ADJUSTED (3)
                                                      -----------------------------------------------------------------------
BALANCE SHEET DATA
Working capital...................................    $  234,191                      $234,195                  $7,147,338
Total assets......................................       966,945                       966,949                   7,854,626
Long-term obligations.............................       611,761                       111,857                         ---
Total liabilities.................................     1,016,147                       516,243                     378,920
Stockholders' equity (deficit)....................       (49,202)                      450,706                   7,475,706

(1) For the period from December 2, 1994 (date of incorporation) to February 8, 1996, the Company was taxed as an S Corporation under the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and generally was not subject to corporate income taxes. Effective February 9, 1996, the Company terminated its S Corporation election, subjecting the Company to corporate income taxes. The pro forma adjustment to reflect federal and state income tax benefit, pro forma net loss and pro forma net loss per common share represent the Company's income tax position had the Company been subject to corporate income taxes for all periods presented. No income tax benefit has been recorded due to the deferred tax asset arising from operating loss carryforwards and temporary differences being fully offset by a valuation allowance.

(2) Pro forma balance sheet data give effect to (a) the issuance immediately prior to the date of this Prospectus of 76,907 shares of Common Stock (based upon an assumed initial public offering price of $6.50 per share) in repayment of $499,904 in outstanding indebtedness, (b) the issuance in August 1996 of 37,228 shares of Common Stock upon the exercise of outstanding warrants at an exercise price of $.0001 per share, (c) the contribution in August 1996 of 3,956 shares of Common Stock to the Company by its Chief Executive Officer and (d) the sale in August 1996 of 102,855 shares of Common Stock to certain key employees of the Company at a price of $4.55 per share. See "Capitalization" and "Certain Transactions."

(3) Adjusted to give effect to the sale of 1,250,000 shares of Common Stock offered hereby at an assumed initial public offering price of $6.50 per share and the application of the net proceeds therefrom after deduction of underwriting discounts and commissions and estimated expenses of the offering. See "Use of Proceeds," "Capitalization" and "Underwriting."

                                  RISK FACTORS

     In evaluating an investment in the Common Stock, prospective purchasers should consider carefully the following risk factors in addition to the other information presented in this Prospectus.

     LIMITED OPERATING HISTORY; ACCUMULATED DEFICIT. The Company was incorporated in December 1994 and commenced sales in January 1995. Consequently, the Company has only a limited operating history upon which to base an evaluation of the Company and its prospects. The Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies in new and rapidly evolving industries. To address these risks, the Company must, among other things, respond to competitive developments, continue to attract, retain and motivate qualified persons, and continue to upgrade and commercialize products and services. There can be no assurance that the Company will be successful in addressing such risks. The Company has incurred net losses since its incorporation and as of June 30, 1996 had an accumulated deficit of approximately $77,000. There can be no assurance that the Company will achieve or sustain profitability.

     NEW AND UNCERTAIN MARKET. The market for Internet and Intranet products and services has only recently developed. Because this market is relatively new and because current and future competitors are likely to introduce competing Internet and Intranet products and services, it is difficult to predict the rate at which the market will grow or at which new or increased competition will result in market saturation. If the Internet and Intranet markets fail to grow, grow more slowly than anticipated or become saturated with competitors, the Company's business, financial condition and operating results will be materially and adversely affected.

     DEPENDENCE ON THE INTERNET. Although a portion of the sales of the Company's products and services will depend upon growth of private Intranet networks, sales of the Company's Internet related products and services will depend in large part upon an adequate infrastructure for providing Internet access and carrying Internet traffic. The Internet may not prove to be a viable commercial marketplace because of inadequate development of the necessary infrastructure or timely development of complementary products such as high speed modems. Because global commerce and on-line exchange of information on the Internet and other similar open wide area networks are new and evolving, it is difficult to predict with any assurance whether the Internet will prove to be a viable commercial marketplace. There can be no assurance that the infrastructure or complementary products necessary to make the Internet a viable commercial marketplace will be developed, or, if developed, that the Internet will become a viable commercial marketplace. If the necessary infrastructure or complementary products are not developed, or if the Internet does not become a viable commercial marketplace, the Company's business, financial condition and operating results will be materially and adversely affected.

     RISK OF CHANGING TECHNOLOGY. The Internet software and services markets are characterized by rapid technological change, evolving industry standards, emerging industry competition and frequent new service, software and other product introductions. The Company's future success will depend in significant part on its ability to anticipate industry standards, continue to apply advances in Internet and Intranet technologies, enhance its current services and products, and develop and introduce new services and products on a timely basis. The introduction of services and products embodying new technologies and the emergence of new industry standards can render existing services and products obsolete and unmarketable. There can be no assurance that the Company will be successful in developing and marketing product enhancements or new services and products that respond to technological change or evolving industry standards, that the Company will not experience difficulties that could delay or prevent the successful development, introduction and marketing of these services or products, or that its new services and products will adequately meet the requirements of the marketplace and achieve market acceptance. If the Company is unable, for technological or other reasons, to develop and introduce new services or products in a timely and cost-effective manner or to address compatibility, inoperability or other issues raised by technological changes or new industry standards, the Company's business, financial condition and operating results will be materially and adversely affected. See "Business - Products and Services."

     MANAGEMENT OF A DEVELOPING BUSINESS. The Company has experienced substantial change and expansion in its business and operations since its incorporation in 1994 and expects to continue to experience periods of rapid change. The Company's past expansion has placed, and any future expansion will place, significant demands on the Company's administrative, operational, financial and other resources. The Company expects to expend resources in connection with planned marketing and sales programs, future expansion of its accounting and internal management systems and implementation of a variety of new systems and procedures. As a consequence, the Company expects operating expenses and staffing levels to increase substantially in the future. In particular, the Company intends to hire a significant number of additional personnel in 1996 and later years. Competition for such personnel is intense, and there can be no assurance that the Company will be able to attract, assimilate or retain additional highly qualified personnel. In addition, the Company expects that future expansion will continue to challenge the Company's ability to train, motivate, and manage its employees, and to attract and retain qualified Internet applications engineers and programmers, graphic artists, creative directors and security applications specialists. If the Company cannot generate sufficient revenues to offset its higher operating expenses, the Company's management and financial systems do not expand to meet increasing demands, the Company fails to attract, assimilate and retain qualified personnel, or the Company's management otherwise fails to manage the Company's expansion effectively, the Company's business, financial condition and operating results will be materially and adversely affected. See "Business - Employees" and "Management."

     DEPENDENCE ON KEY PERSONNEL. The Company depends to a significant extent upon its senior management and the loss of any member of senior management could have a material adverse effect upon the Company's business, financial condition and operating results. No assurance can be given that the Company can retain its senior management or other key personnel. Although the Company has entered into employment agreements with each of its executive officers which contain non-competition and non-disclosure provisions, the Company's ability to benefit from them is uncertain because such provisions typically must be limited in geographic scope to be enforceable. Restrictions limited in geographic scope may not effectively prohibit competition with the Company because of the global nature of the Internet. See "Management."

     INTENSE COMPETITION. The Company's current and prospective competitors include many companies that have longer operating histories, longer customer relationships and substantially greater financial, management, technical, development, sales, marketing and other resources than the Company. Many nationally known companies and regional and local companies across the country are involved in Internet and Intranet applications, including the development and support of Web sites, and the number of these companies is increasing. Companies competing directly or indirectly with the Company include Web site service boutique firms, communications, telephone and telecommunications companies, computer hardware and software companies, established on-line services companies, advertising agencies, direct access Internet and Internet-services and access providers as well as specialized and integrated marketing communication firms. The Company also competes with the internal information technology departments of prospective customers who are choosing whether to outsource design and support. The Company competes on the basis of creative talent, price, reliability of services and responsiveness. See "Business - Competition."

     PRICE EROSION. The market for Internet and Intranet products and services is highly competitive and is characterized by pressures to reduce prices, incorporate new capabilities and accelerate completion schedules. Increased competition could result in significant price competition, which in turn could result in significant reductions in the average selling price of the Company's products and services. There can be no assurance that the Company will be able to offset the effects of any such price reductions through an increase in the number of its customers, higher revenue from enhanced services or cost reductions.

     LENGTH OF SALES CYCLE. The development and implementation of interactive Web sites may require the Company to engage in a lengthy sales cycle. The pursuit of sales leads typically involves an analysis of the prospective customer's needs, preparation of a written proposal, one or more presentations and contract negotiations. The Company often provides significant education to prospective customers regarding the use and benefits of Internet or Intranet technologies and products. Extensive Web site development or licensing of the Company's products may also involve a substantial commitment of capital by potential customers as well as the attendant delays frequently associated with approving larger capital expenditures and reviewing new technologies that affect key operations.

     RISK OF DEFECTS. Web site services and other services based on software and computing systems often encounter development and completion delays and the underlying software may contain undetected errors or failures when introduced and, in the case of Web sites, when the volume of traffic on a site increases. In addition, there can be no assurance that errors found in the software underlying a Web site or other project will not result in delays in completion, commercial release or market acceptance of such Web site or other project. Likewise, there can be no assurance that the Company will not incur unanticipated costs to cure any defect or be obligated to refund money paid to the Company or to pay for damages caused by any delay or defect. Software applications and products as complex as those being developed by the Company may contain undetected errors or failures when first introduced. If software errors are discovered after introduction, the Company could experience delays and lost revenues during the period required to correct these errors. There can be no assurance that, despite testing by the Company and by current and potential customers, errors will not be found in new applications, products or releases after commencement of installation or shipment, resulting in loss of or delay in receiving revenues.

     SECURITY RISKS. The Company's software and equipment are vulnerable to computer viruses or similar disruptive problems caused by customers or other Internet users. Computer viruses or problems caused by third parties could lead to interruptions, delays or cessation in service to the Company's customers. Furthermore, inappropriate use of the Internet by third parties could also jeopardize the security of customers' confidential information that is stored in the Company's computer systems. The Company does not have product liability or other insurance to protect against risks caused by computer viruses or other misuse of software or equipment by third parties. Although the Company attempts to limit its liability to customers for these types of risks through contractual provisions, there can be no assurance that these limitations will be enforceable.

     LIMITED PROTECTION OF PROPRIETARY TECHNOLOGY. The Company relies primarily on a combination of copyright, patent and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect its proprietary rights. The

Company seeks to protect its software, documentation and other written materials principally under trade secret and copyright laws, which afford only limited protection. The Company does not hold any registered trade or service marks at this time, but has applied for federal registration of the names "HomeCom," "Post On The Fly(TM)" and the Company's logo. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. There can be no assurance that the Company's means of protecting its proprietary rights will be adequate or that the Company's competitors will not independently develop competing products and services. In distributing its software products, the Company intends to rely primarily on "shrink wrap" licenses that are not signed by licensees and, therefore, may be unenforceable under the laws of certain jurisdictions. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to as great an extent as the laws of the United States. The Company does not believe that any of its proposed products infringe the proprietary rights of third parties. There can be no assurance, however, that third parties will not claim infringement by the Company with respect to its products. The Company expects that software product developers will increasingly be subject to infringement claims as the number of products and competitors in electronic commerce grows and the functionality of products in different industry segments overlaps. Any such claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company. In addition, Web site developers such as the Company face potential liability for the actions of customers and others using their services, including liability for infringement of intellectual property rights, rights of publicity, defamation, libel and criminal activity under the laws of the United States and foreign jurisdictions. An imposition of liability could have a material adverse effect on the Company. See "Business - Intellectual Property
Rights."

     BROAD DISCRETION IN APPLICATION OF PROCEEDS; UNSPECIFIED ACQUISITIONS.
The Company anticipates that a majority of the estimated net proceeds from this offering will be used for working capital and other general corporate purposes. However, such uses are subject to change depending upon a number of factors, including future revenue growth, the amount of cash generated by the Company's operations, the length of the sales cycle of the Company's products and services and the rapidly changing industry in which the Company operates. A portion of the net proceeds of this offering may be used to acquire later-stage development or existing products from other companies or to acquire complementary businesses. Although the Company has not entered into any agreement or commitment and is not a party to any negotiations for any such acquisitions, it has explored and plans to continue to evaluate opportunities to purchase, license or otherwise acquire the right to market products, services or businesses that complement the Company's business. Acquisitions of other businesses entails significant risks relating to proper selection and valuation of targeted businesses, the ability to manage and integrate acquired businesses with the Company's business and the potential need to fund future development and operations of acquired businesses. See "Use of Proceeds."

     LACK OF PUBLIC MARKET AND POSSIBLE VOLATILITY OF STOCK PRICE. Prior to this offering, there has been no public trading market for the Common Stock. The initial public offering price of the Common Stock will be determined through negotiations between the Company and the representative of the Underwriters and will not necessarily be related to the Company's book value, net worth or any other established criteria of value. Factors to be considered in determining the initial public offering price may include prevailing market conditions, the market capitalization and stages of development of other companies that the Company and the Underwriters believe to be comparable to the Company, the results of operations of the Company in recent periods, estimates of the business potential of the Company, the present stage of the Company's development and other factors deemed relevant. There can be no assurance that an active trading market will develop or continue after completion of this offering or that the market price of the Common Stock will not decline below the initial public offering price. The market price of the Common Stock is likely to be highly volatile. The Company believes factors such as actual or anticipated quarterly fluctuations in financial results, changes in earnings estimates by securities analysts and announcements of material events by the Company, its major customers or its competitors may cause the market price for the Common Stock to fluctuate, perhaps substantially. These fluctuations, as well as general economic, political and market conditions, such as recessions, may have a material adverse effect on the market price of the Common Stock.

     POTENTIAL FLUCTUATIONS IN QUARTERLY RESULTS. As a result of the Company's limited operating history, the Company does not have historical financial data for a significant number of periods on which to base planned operating expenses. Accordingly, the Company's expense levels are based in part on its expectations as to future revenues and to a large extent are fixed. However, the Company typically operates with no backlog. As a result, quarterly sales and operating results generally depend on the volume and timing of and ability to perform services requested within the quarter, and are difficult to forecast. The Company may be unable to adjust spending in a timely manner to compensate for any unexpected revenues shortfall. Accordingly, any significant shortfall of demand for the Company's products and services in relation to the Company's expectations would result in fluctuations in future quarterly operating results.

     The Company may also experience significant fluctuations in future quarterly operating results as the result of many factors, including demand for the Company's products and services, introduction or enhancement of products by the Company and its competitors, market acceptance of new products and services, mix of products and services sold and general economic conditions. As a result, the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as any indication of future performance.

     CONCENTRATION OF STOCK OWNERSHIP. Upon completion of this offering, the Company's present directors and executive officers will beneficially own approximately 30% of the outstanding Common Stock. As a result, these stockholders, if they act together, will be able to exercise significant influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. Such concentration of ownership may also have the effect of delaying, preventing or deterring a change in control of the Company. See "Principal Stockholders."

     SENIORITY OF PREFERRED STOCK; POSSIBLE ANTI-TAKEOVER EFFECTS. The Board of Directors has authority to issue up to 1,000,000 shares of preferred stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of the preferred stock without further vote or action by the Company's stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. While the Company has no present intention to issue shares of preferred stock, such issuance, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. See "Description of Capital Stock - Preferred Stock." In addition, the Company's Restated Certificate of Incorporation provides that the Board of Directors be divided into three classes of directors, with each class serving a staggered three-year term. The division of the Board of Directors into three classes may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of the Company and may maintain the incumbency of the Board of Directors, because such a division generally makes it more difficult for stockholders to replace a majority of directors. See "Description of Capital Stock - Certain Certificate of Incorporation and Bylaw Provisions."

     POSSIBLE DELISTING OF SECURITIES FROM NASDAQ SMALLCAP MARKET(TM); DISCLOSURE RELATING TO LOW-PRICED STOCKS. The Company has applied to have the Common Stock listed on the Nasdaq SmallCap Market(TM). In order to continue to be included in the Nasdaq SmallCap Market(TM), a company must maintain $2,000,000 in total assets, a $200,000 public float market value and $1,000,000 in total capital and surplus. In addition, continued inclusion requires two market-makers and a minimum bid price of $1.00 per share; provided, however, that if a company falls below such minimum bid price, it will remain eligible for continued inclusion in the Nasdaq SmallCap Market(TM) if the market value of the public float is at least $1,000,000 and the company has $2,000,000 in capital and surplus. Failure to meet these maintenance criteria in the future may cause the Common Stock to be delisted from in the Nasdaq SmallCap Market(TM), and trading, if any, in the Common Stock would thereafter be conducted in the over-the-counter market. As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of the Common Stock. In addition, if the Common Stock were delisted from trading on the Nasdaq SmallCap Market(TM) and the trading price of the Common Stock was less than $5.00 per share, trading in the Common Stock would also be subject to certain rules promulgated under the Securities Exchange Act of 1934, which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a "penny stock" (generally, any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stock to persons other than established customers and accredited investors. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transactions prior to sale. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in the Common Stock, which could severely limit the market liquidity of the Common Stock and the ability of purchasers in this offering to sell the Common Stock in the secondary market.

     LIMITATION OF DIRECTORS' AND OFFICERS' LIABILITY. The Company's Restated Certificate of Incorporation provides, as permitted by Delaware law, that its directors shall have no personal liability for certain breaches of their fiduciary duties to the Company. In addition, the Company's Restated Bylaws provide for mandatory indemnification of directors and officers to the fullest extent permitted by Delaware law. These provisions may reduce the likelihood of derivative litigation against directors and may discourage stockholders from bringing a lawsuit against directors for a breach of their fiduciary
duties.   See "Description of Capital Stock - Certain Certificate of
Incorporation and Bylaw Provisions."

     GOVERNMENT REGULATION. The Telecommunications Act of 1996 (the "1996 Telecommunications Act"), which became effective on February 8, 1996, imposes criminal liability on persons sending or displaying in a manner available to minors indecent material on an interactive computer service such as the Internet. The 1996 Telecommunications Act also imposes criminal liability on an entity knowingly permitting facilities under its control to be used for those activities. The constitutionality of these provisions is being challenged in federal court and, as of the date of this Prospectus, enforcement of certain provisions has been enjoined. However, this legislation may decrease demand for Internet access, chill the demand for Internet content or have other adverse effects on Web site service providers such as the Company. In addition, in light of the uncertainty of the interpretation and application of this law, there can be no assurance that the Company would not have to modify its operations to comply with the statute.

     Except for the 1996 Telecommunications Act, the Company does not believe that it is currently subject to direct regulation by any government agency, other than regulations applicable to businesses generally, and believes that there are currently few laws or regulations directly applicable to Web site service companies. It is possible that a number of additional laws and regulations may be adopted with respect to the Internet, covering issues such as user privacy, pricing and characteristics and quality of products and services. The adoption of any such laws or regulations may decrease the growth of the Internet, which could in turn decrease the demand for the Company's products and services, increase the Company's cost of doing business, cause the Company to modify its operations, or otherwise have an adverse effect on the Company's business, financial condition or operating results. Moreover, the applicability to the Internet of existing laws governing issues such as property ownership, libel and personal privacy is uncertain. The Company cannot predict the impact, if any, that future regulation or regulatory changes may have on its business. In addition, Web site developers such as the Company face potential liability for the actions of customers and others using their services, including liability for infringement of intellectual property rights, rights of publicity, defamation, libel and criminal activity under the laws of the United States and foreign jurisdictions. Any imposition of liability could have a material adverse effect on the Company.

     The Company's network services are transmitted to its customers over dedicated and public telephone lines. These transmissions are governed by regulatory policies establishing charges and terms for communications.
Changes in the regulatory environment relating to the telecommunications and media industry, including regulatory changes which directly or indirectly affect use of or access to the Internet or increase the likelihood or scope of competition from regional telephone companies, could have a material adverse effect on the Company.

     DILUTION. Purchasers of shares of Common Stock in this offering will experience immediate and substantial dilution in net tangible book value per share. In addition, the Company may issue a substantial number of additional shares of Common Stock in the future. The issuance of a material number of such shares may have the effect of increasing the dilution to new investors in this offering. See "Dilution."

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 1,250,000 shares of Common Stock offered by the Company hereby (at an assumed initial public offering price of $6.50 per share and after deducting underwriting discounts and commissions and estimated offering expenses) are estimated to be approximately $7,025,000 ($8,146,250 if the Underwriters' over-allotment option is exercised in full). The Company currently intends to apply the net proceeds from this offering for general corporate purposes, principally additions to working capital, continued product development, repayment of indebtedness (including indebtedness to the Company's Chief Executive Officer) and possible future acquisitions.

     The Company intends to use (i) approximately $58,500 of the net proceeds of this offering to repay indebtedness to the Company's Chief Executive Officer pursuant to a promissory note payable on September 12, 2000, with interest payable annually at the prime rate plus 1% per annum on the unpaid principal amount, (ii) approximately $65,365 to repay indebtedness to a financial institution, which is payable in equal monthly installments through January, 2001, together with interest payable annually at the rate of 10% per annum, (iii) approximately $45,000 to repay indebtedness to a private investor pusuant to a promissory note payable in August 1997, with interest payable annually at the rate of 8% per annum, and (iv) approximately $23,447 to repay interest owed under 8% per annum interest promissory notes due September 1997 held by two private investors. See "Certain Transactions."

     A portion of the net proceeds of this offering may be used to acquire later-stage development or existing products from other companies or to acquire complementary businesses. Although the Company has not entered into any agreement or commitment and is not a party to any negotiations for any such acquisition, it has explored and plans to continue to evaluate opportunities to purchase, license or otherwise acquire the right to market products, services or businesses that complement the Company's business.

     The Company has not determined the exact amount it plans to expend on each of such uses or the timing of such expenditures. The amounts actually expended for each such use, if any, are at the discretion of the Board of Directors and may vary significantly depending upon a number of factors, including future revenue growth, the amount of cash generated by the Company's operations, the length of the sales cycle and the rapid changes in the Internet and Intranet marketplaces. To the extent that the net proceeds of this offering are not used immediately, they will be invested in United States government and governmental agency securities and other short-term, investment-grade, interest-bearing instruments.

                                DIVIDEND POLICY

The Board of Directors intends to retain any of the Company's earnings to support operations and to finance expansion and does not intend to pay cash dividends on the Common Stock in the foreseeable future. Any future determination to pay dividends will be at the discretion of the Board of Directors, and will depend on the Company's financial condition, results of operations, capital requirements and such other factors as the Board of Directors deems relevant.

                                    DILUTION

     At June 30, 1996, the Company had a pro forma net tangible book value of approximately $450,706 or $.23 per share, after giving effect to (a) the issuance immediately prior to the date of this Prospectus of 76,907 shares of Common Stock (based upon an assumed initial public offering price of $6.50 per share) in repayment of $499,904 in outstanding indebtedness, (b) the issuance in August 1996 of 37,228 shares of Common Stock upon the exercise of outstanding warrants at an exercise price of $.0001 per share, (c) the contribution in August 1996 of 3,956 shares of Common Stock to the Company by its Chief Executive Officer, and (d) the sale in August 1996 of 102,855 shares of Common Stock to certain key employees of the Company at a price of $4.55 per share. See "Capitalization" and "Certain Transactions." Pro forma net tangible book value per share is determined by dividing the pro forma net tangible book value (tangible assets less liabilities) of the Company by the number of shares of Common Stock outstanding. After giving effect to the issuance and sale of the 1,250,000 shares of Common Stock offered hereby (at an assumed initial public offering price of $6.50 per share) and the application of the estimated net proceeds therefrom as set forth in "Use of Proceeds," the adjusted pro forma net tangible book value of the Company at June 30, 1996 would have been $7,475,706 or $2.30 per share. This represents an immediate increase in pro forma net tangible book value of $2.07 per share to the existing stockholders and an immediate dilution of $4.20 per share to new investors purchasing shares of Common Stock at the assumed initial public offering price. The following table illustrates this dilution per share:


Assumed initial public offering price per share .......................         $6.50

   Pro forma net tangible book value per share as of June 30, 1996 ....  $0.23

   Increase in pro forma net tangible book value per share attributable
     to new investors .................................................   2.07
                                                                         -----

Adjusted pro forma net tangible book value per share after offering ...          2.30
                                                                                -----

Dilution per share to new investors ...................................         $4.20
                                                                                =====


     The following table summarizes, on a pro forma basis as of June 30, 1996 (giving effect to the items listed above), the number of shares of Common Stock previously purchased from the Company, the total consideration paid to the Company and the average price paid per share by the existing stockholders and new investors, assuming sale by the Company of 1,250,000 shares of Common Stock at an assumed initial public offering price of $6.50 per share.

                        Shares Purchased      Total Consideration
                       -------------------  -----------------------  Average Price
                        Number    Percent     Amount      Percent      Per Share
                       ---------  --------  -----------  ----------  -------------
Existing stockholders  1,999,977     61.5%   $  995,714       10.9%      $ .50
New investors........  1,250,000     38.5%    8,125,000       89.1%       6.50
                       ---------  -------   -----------  ---------
 Total...............  3,249,977    100.0%   $9,120,714      100.0%
                       =========  =======   ===========  =========

     Immediately following completion of this offering, the Company will have outstanding options to acquire approximately 109,167 shares of Common Stock at exercise prices ranging from $4.55 to $6.50 per share and a weighted average exercise price per share of $5.92. In addition, in connection with the Company's acquisition of HomeCom Internet Security Services, Inc., the Company may issue shares of Common Stock in the future in payment of all or a portion of the purchase price. See "Certain Transactions." The issuance of a material number of shares of Common Stock in the future may have the effect of increasing the dilution to new investors in this offering.

                                 CAPITALIZATION

     The following table sets forth as of June 30, 1996 (i) the actual short-term borrowings and capitalization of the Company, (ii) the pro forma short-term borrowings and capitalization of the Company after giving effect to
(a) the issuance immediately prior to the date of this Prospectus of 76,907 shares of Common Stock (based upon an assumed initial public offering price of $6.50 per share) in repayment of $499,904 in outstanding indebtedness, (b) the issuance in August 1996 of 37,228 shares of Common Stock upon the exercise of outstanding warrants at an exercise price of $.0001 per share, (c) the contribution in August 1996 of 3,956 shares of Common Stock to the Company by its Chief Executive Officer, and (d) the sale in August 1996 of 102,855 shares of Common Stock to certain key employees of the Company at a price of $4.55 per share, and (iii) the capitalization and short-term borrowings of the Company, as adjusted, to give effect to the foregoing pro forma adjustments and the issuance and sale by the Company of the 1,250,000 shares of Common Stock offered hereby at an assumed initial public offering price of $6.50 per share, after deducting underwriting discounts and commissions and estimated offering expenses, and the application of the estimated net proceeds therefrom. See "Use of Proceeds," "Certain Transactions," and Note 6 to the Financial Statements. This table should be read in conjunction with the Financial Statements and the Notes thereto included elsewhere in this Prospectus.


                                                                          JUNE 30, 1996
                                                                --------------------------------
                                                                                       PRO FORMA
                                                                              PRO         AS
                                                                 ACTUAL      FORMA     ADJUSTED
                                                                --------   ---------  ----------
Short-term borrowings.........................................  $ 12,019   $  12,019  $      ---
                                                                ========   =========  ==========
LONG-TERM DEBT:
 Note payable, net of current maturities......................    53,346      53,346         ---
 Notes payable to stockholders................................   558,415      58,511         ---
                                                                --------   ---------  ----------
  Total long-term debt........................................   611,761     111,857         ---
                                                                --------   ---------  ----------
STOCKHOLDERS' EQUITY:
 Preferred stock, $.01 par value, 1,000,000 shares
  authorized, none outstanding................................       ---         ---         ---
 Common stock, $.0001 par value, 15,000,000 shares authorized,
  1,786,943 shares issued and outstanding, actual; 1,999,977 shares issued and outstanding, pro forma; 3,249,977 shares
  issued and outstanding, as adjusted(1)......................       179         200         325
 Additional paid-in capital...................................    27,623     995,514   8,020,389
 Stock subscriptions..........................................         0    (468,004)   (468,004)
 Accumulated deficit..........................................   (77,004)    (77,004)    (77,004)
                                                                --------   ---------  ----------
 Total stockholders' equity (deficit).........................   (49,202)    450,706   7,475,706
                                                                --------   ---------  ----------
 Total capitalization.........................................  $562,559   $ 562,563  $7,475,706
                                                                ========   =========  ==========

(1) Excludes (i) 220,000 shares reserved for issuance under the Company's Stock Option Plan, of which options to acquire 79,167 shares of Common Stock are issuable upon the exercise of outstanding options granted at a weighted average exercise price of $5.92 per share, (ii) 170,000 shares reserved for issuance under the Company's Non-Employee Directors Plan, of which options to acquire 30,000 shares of Common Stock are issuable upon the exercise of outstanding options granted at an exercise price of $6.50 per share, and (iii) 125,000 shares of Common Stock reserved for issuance upon the exercise of warrants to be granted to the Representative of the Underwriters and its designees, exercisable at 120% of the public offering price (the "Representative's Warrants"). See "Management - Incentive Plans," "Description of Capital Stock" and "Underwriting." Also excludes shares that may be issued in connection with the Company's August 1996 acquisition of HomeCom Internet Security Services, Inc. See "Certain Transactions."

                SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

     The following selected historical and pro forma financial data relating to the Company has been taken or derived from the historical financial statements and other records of the Company. The statements of operations and balance sheets for the period from December 2, 1994 (date of incorporation) to December 31, 1994, and for the year ended December 31, 1995, have been audited by Coopers & Lybrand L.L.P., independent public accountants. The statements of operations and balance sheets for the six month periods ended June 30, 1995 and 1996 have been derived from the unaudited financial statements that have been prepared on the same basis as the audited financial statements and, in the opinion of management, include all adjustments, consisting of only normal recurring entries, necessary for a fair presentation of the financial position and results of operations of the Company for the unaudited interim period.
The selected historical and pro forma financial data should be read in conjunction with the Company's historical financial statements and related notes and other financial information included elsewhere in this Prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


                                      DECEMBER 2                               SIX MONTHS ENDED
                                   (INCORPORATION)       YEAR ENDED                JUNE 30,
                                   TO DECEMBER 31,      DECEMBER 31,    ------------------------------
                                        1994                1995             1995            1996
                                --------------------  ----------------  --------------  --------------
                                                                                 (UNAUDITED)
NET SALES:
 Service sales.................    $    -----          $  327,574        $   38,961        $  695,607
 Equipment sales...............         -----               -----             -----           121,699
                                   ----------          ----------        ----------        ----------
  Total net sales..............         -----             327,574            38,961           817,306
                                   ----------          ----------        ----------        ----------
COST OF SALES:
 Cost of services..............         -----              59,871            19,203           119,021
 Cost of equipment sold........         -----               -----             -----            77,476
                                   ----------          ----------        ----------        ----------
  Total cost of sales..........         -----              59,871            19,203           196,497
                                   ----------          ----------        ----------        ----------
GROSS PROFIT...................         -----             267,703            19,758           620,809
                                   ----------          ----------        ----------        ----------
OPERATING EXPENSES:
 Sales and marketing...........         1,045             124,253            27,292           217,535
 Product development...........         -----              20,239             -----            26,581
 General and administrative....        16,407             121,313            37,168           387,281
 Depreciation..................         -----               3,722               131            27,948
                                   ----------          ----------        ----------        ----------
  Total operating expenses.....        17,452             269,527            64,591           659,345
                                   ----------          ----------        ----------        ----------
OPERATING LOSS.................       (17,452)             (1,824)          (44,833)          (38,536)

OTHER EXPENSES:
 Interest expense, net.........         -----               3,469             2,733            15,576
 Other.........................         -----                 147             -----             -----
                                   ----------          ----------        ----------        ----------
LOSS BEFORE INCOME TAX BENEFIT.       (17,452)             (5,440)          (47,566)          (54,112)
INCOME TAX BENEFIT.............         -----               -----             -----             -----
                                   ----------          ----------        ----------        ----------

NET LOSS.......................    $  (17,452)         $   (5,440)       $  (47,566)       $  (54,112)
                                   ==========          ==========        ==========        ==========

PRO FORMA NET LOSS (1)........     $  (17,452)         $   (5,440)       $  (47,566)       $  (54,112)
                                   ==========          ==========        ==========        ==========
Pro forma net loss per common
  and common equivalent share.     $     (.01)         $     (.00)       $     (.03)       $     (.03)
Pro forma weighted average         ==========          ==========        ==========        ==========
  common and common equivalent
  shares outstanding..........      1,866,067           1,866,067         1,866,067         1,866,067
                                   ==========          ==========        ==========        ==========

                                                                                         JUNE 30, 1996
                                                                           --------------------------------------
                                           DECEMBER 31,    DECEMBER 31,                   PRO        PRO FORMA
BALANCE SHEET DATA                             1994            1995         ACTUAL      FORMA(2)   AS ADJUSTED(3)
                                           ------------    ------------   ---------     --------   --------------
Working capital..........................   $ 8,455          $133,792     $ 234,191     $234,195     $7,147,338
Total assets.............................    10,254           247,382       966,945      966,949      7,854,626
Long-term obligations....................       ---           160,792       611,761      111,857            ---
Total liabilities........................       ---           242,568     1,016,147      516,243        378,920
Stockholders' equity (deficit)...........    10,254             4,814       (49,202)     450,706      7,475,706

(1) For the period from December 2, 1994 (date of incorporation) to February 8, 1996, the Company was taxed as an S Corporation under the provisions of the Code and generally was not subject to corporate income taxes. Effective February 9, 1996, the Company terminated its S Corporation election, subjecting the Company to corporate income taxes. The pro forma adjustment to reflect federal and state income tax benefit, pro forma net loss and pro forma net loss per common share represent the Company's income tax position had the Company been subject to corporate income taxes for all periods presented. No income tax benefit has been recorded due to the deferred tax asset arising from operating loss carryforwards and temporary differences being fully offset by a valuation allowance.

(2) Pro forma balance sheet data reflect (a) the issuance immediately prior to the date of this Prospectus of 76,907 shares of Common Stock (based upon an assumed initial public offering price of $6.50 per share) in repayment of $499,904 in outstanding indebtedness, (b) the issuance in August 1996 of 37,228 shares of Common Stock upon the exercise of outstanding warrants at an exercise price of $.0001 per share, (c) the contribution in August 1996 of 3,956 shares of Common Stock to the Company by its Chief Executive Officer, and (d) the sale in August 1996 of 102,855 shares of Common Stock to certain key employees of the Company at a price of $4.55 per share.
     See "Capitalization" and "Certain Transactions."

(3) Adjusted to give effect to the sale of 1,250,000 shares of Common Stock offered hereby at an assumed initial public offering price of $6.50 per share and the application of the net proceeds therefrom. See "Use of Proceeds," "Capitalization" and "Underwriting."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     The Company was incorporated in December 1994 and commenced sales in January 1995 when it began marketing its Web site development and hosting services. Revenues from service sales have increased each quarter, through 1995 and 1996. The Company markets its services through a direct sales force, advertisement, referrals, and active business partner relationships with organizations such as AT&T Corporation ("AT&T"), BBN Planet Corporation ("BBN Planet"), Oracle Corporation ("Oracle") and Microsoft Corporation ("Microsoft").

     The Company generates revenues through Internet and Intranet customized software applications, Web site development, Web site hosting services, computer hardware resales, consulting services and fees charged for the maintenance of Web sites. Most customized software application projects are generally completed within six to eight weeks, although certain past, current and future projects have taken and are expected to take longer to complete. Revenues on customized application and Web site projects are recognized using the percentage of completion method. Web site maintenance and hosting revenues represent recurring annual revenues and are deferred and recognized ratably over the period. Because the Company will continue to develop and market new products and services, the results of operations for the fiscal year ended December 31, 1995 and the six months ended June 30, 1996 are not necessarily indicative of future operating results.

     During the first six months of 1996, custom Internet and Intranet applications and integration services accounted for approximately 29% of the Company's revenues, of which sales of computer and communications hardware represented approximately 15% of the Company's revenues. The Company believes that custom applications will represent an increasing percentage of its total revenues as the Company continues to market its custom applications services to larger businesses.

     During the first six months of 1996, Web site design and development services accounted for approximately 47% of the Company's revenues. The Company expects that revenues from such services will increase, but believes that fees for such services will represent a smaller percentage of total revenue over the foreseeable future.

     During the first six months of 1996, Internet outsourcing services generated approximately 24% of the Company's total revenues. The Company believes that its total Internet solution marketing focus, together with the recurring nature of outsourcing fees, will lead to an increase in outsourcing fees as a percentage of total revenues during the foreseeable future.

     During 1995 and the first half of 1996, expenses exceeded net sales as the Company developed its products and services, instituted its marketing and sales programs and began implementation of the operational and administrative support structure necessary to support its business. HomeCom expects to experience increased operating expenses and capital investments during 1996 as it continues to expand its infrastructure to support its growth. See "Risk Factors - Management of a Developing Business."

     The Company's revenues and operating results have varied substantially from quarter to quarter, and should not be relied upon as an indication of future results. See "Risk Factors - Potential Fluctuations in Quarterly Results." The Company historically has operated with virtually no backlog because its services are provided as requested by customers. As a result, revenues in any quarter are substantially affected by the amount of services requested by its customers. Because the Company is incurring expenses in anticipation of future revenue growth and a high percentage of the Company's expenses are relatively fixed, a small variation in the timing of recognition of specific revenues could cause significant variations in operating results from quarter to quarter.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, the percentages of net sales by certain items reflected in the Company's statements of operations.



                                      DECEMBER 2                                     SIX MONTHS ENDED
                                   (INCORPORATION)         YEAR ENDED                     JUNE 30,
                                   TO DECEMBER 31,         DECEMBER 31,       ---------------------------------
                                        1994                   1995                  1995             1996
                                --------------------  ----------------------  ------------------  -------------
NET SALES:
 Service sales................          ---                   100.0%                  100.0%           85.1%
 Equipment sales..............          ---                     ---                     ---            14.9
                                   --------                --------                --------         -------

   Total net sales............          ---                   100.0                   100.0           100.0
                                   --------                --------                --------         -------
COST OF SALES:
 Cost of services.............          ---                    18.3                    49.3            14.6
 Cost of equipment sold.......          ---                     ---                     ---             9.4
                                   --------                --------                --------         -------

   Total cost of sales........          ---                    18.3                    49.3            24.0
                                   --------                --------                --------         -------

GROSS PROFIT..................          ---                    81.7                    50.7            76.0
                                   --------                --------                --------         -------

OPERATING EXPENSES:
 Sales and marketing..........          ---                    37.9                    70.1            26.6
 Product development..........          ---                     6.2                    ----             3.3
 General and administrative...          ---                    37.1                    95.4            47.4
 Depreciation.................          ---                     1.1                     0.3             3.4
                                   --------                --------                --------         -------

   Total operating expenses...          ---                    82.3                   165.8            80.7
                                   --------                --------                --------         -------

OPERATING LOSS................          ---                    (0.6)                 (115.1)           (4.7)

OTHER EXPENSES:
 Interest expense, net........          ---                     1.1                     7.0             1.9
 Other expense................          ---                     0.0                     0.0             0.0
                                   --------                --------                --------         -------

LOSS BEFORE INCOME TAX
  BENEFIT.....................          ---                    (1.7)                 (122.1)           (6.6)

INCOME TAX BENEFIT............          ---                     0.0                     0.0             0.0
                                   --------                --------                --------         -------

NET LOSS......................          ---                    (1.7%)                (122.1%)          (6.6%)
                                   ========                ========                 =======         =======

SIX MONTHS ENDED JUNE 30, 1996 AS COMPARED TO SIX MONTHS ENDED JUNE 30, 1995

     Net Sales

     Net sales increased from $38,961 in the first six months of 1995 to $817,306 in the first six months of 1996. This increase of $778,345 was due to increases in hosting revenues of $91,073, Web site development revenues of $355,186, customized applications revenues of $111,240, consulting and maintenance revenues of $96,501, equipment sales revenues of $121,699 and miscellaneous revenues of $2,646.

     Cost of Sales

     Cost of sales for services includes salaries for programmers and technical staff, customer support and other direct costs. Cost of sales for services increased from $19,203 in the first half of 1995 to $119,021 in the first half of 1996. The increase in cost of sales was a result of the hiring of additional technical personnel in 1996.

     Gross Profit

     Gross profit increased by $601,051 from $19,758 in the first half of 1995 to $620,809 in the first half of 1996. Gross profit margins increased from 50.7% during the first half of 1995 to 76.0% during the first half of 1996. This increase was primarily due to higher utilization of technical staff.

     Selling and Marketing

     Selling and marketing expenses include salaries, variable commissions and bonuses for the sales force and advertising and marketing materials. Selling and marketing expenses increased from $27,292 in the first half of 1995 to $217,535 in the first half of 1996. The increase was primarily due to an increase in the size of the sales force. As a percentage of net sales, these expenses decreased from 70.1% in the first six months of 1995 to 26.6% in the first six months of 1996. The Company intends to increase its marketing expenditures in the second half of 1996.

     Product Development

     Product development expenses consist of personnel costs required to conduct the Company's product development efforts. Management believes that significant continuing investments in product development are required to compete effectively in the Company's industry. As a consequence, the Company has increased expenditures on product development through the employment of additional development personnel. Total expenditures for product development were $46,462, or 5.7% of net sales, in the first half of 1996, of which $19,881 were capitalized. No product development expenses were incurred during the first half of 1995.

     General and Administrative

     General and administrative expenses include salaries for administrative personnel, rent, telephone charges, insurance and other administrative expenses. General and administrative expenses increased from $37,168 in the first half of 1995 to $387,281 in the first half of 1996. As a percentage of net sales, these expenses decreased from 95.4% of revenues in the first half of 1995 to 47.4% of revenues in the first half of 1996. The increase in general and administrative expenses was primarily due to increased salaries and related expenses and increased rent expense resulting from the Company's move to new facilities in March 1996.

     Depreciation

     Depreciation includes depreciation of computers, network equipment and office equipment. Depreciation increased from 0.3% of net sales in the first half of 1995 to 3.4% of net sales in the first half of 1996, as a result of increased expenditures on capital equipment. The Company expects capital investments to increase during the remainder of 1996 as it continues to develop the infrastructure needed to support a higher level of operations.

     Interest Expense

     Interest expense increased from $2,733 in the first six months of 1995 to $15,576 in the first six months of 1996, principally due to increased debt levels associated with notes payable to stockholders entered into in February 1996.

     Income Taxes

     The Company currently does not pay income taxes as it does not have taxable income.

YEAR ENDED DECEMBER 31, 1995 AS COMPARED TO YEAR ENDED DECEMBER 31, 1994

     Net Sales

     The Company was formed on December 2, 1994, and recognized no revenues during 1994. During 1995, the Company had net sales of $327,574, with associated cost of sales of $59,871.

     Operating Expenses

     For the year ended December 31, 1994, the Company had operating expenses of $17,452, which consisted of $1,045 in marketing expenses and $16,407 in general and administrative expenses. Operating expenses during 1995 were $269,527.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's current primary focus is on increasing revenues and expanding operations. The Company continues to hire additional personnel and to increase expenses related to administration, production, technical resources, marketing, customer support and infrastructure to enhance and expand its operations. The Company may from time to time issue debt or equity securities and otherwise raise long-term capital to finance the expansion of its business.

     Since its incorporation, the Company has financed its operations through private debt financing and, beginning in 1996, through cash flows from operations. Cash used in operating activities was $19,251 and $6,415 for the years ended December 31, 1994 and 1995, respectively. For the six months ending June 30, 1996, net cash provided by operating activities was $57,902. As of June 30, 1996, the Company had working capital of $234,191.

     In 1995, the Company generated $163,497 through loans from a private investor and its Chief Executive Officer. In the first half of 1996, the Company generated cash from financing activities of $463,084, primarily through the issuance of promissory notes.

     The Company spent $33,737 and $284,042 during the year ended December 31, 1995 and the first six months of 1996, respectively, for the purchase of capital equipment. These amounts were expended primarily for computer equipment, communications equipment and software necessary for HomeCom to increase its presence in the Internet and Intranet applications marketplace.

     The Company's commitments as of June 30, 1996 consisted primarily of an approximately five year lease on its headquarters facility, a promissory note commitment to Harvey Sax, the Company's Chief Executive Officer, in the principal amount of approximately $58,511, a loan commitment to a financial institution in the principal amount of approximately $65,365, and promissory note commitments to outside investors in the aggregate principal amount of approximately $499,904. At June 30, 1996, there were no material commitments for capital expenditures. In connection with the Company's recent acquisition of HomeCom Internet Security Services, Inc. ("HISS"), the Company is obligated to pay cash and/or issue shares of Common Stock in the future in payment of the purchase price. See "Certain Transactions." The Company believes that its current cash balances, credit line, cash flow from operations and the net proceeds of this offering will be sufficient to meet its working capital and capital expenditure needs for the foreseeable future. The Company may from time to time issue debt or equity securities and otherwise raise long-term capital to finance the expansion of its business.

RECENTLY ISSUED ACCOUNTING STANDARDS

     In March 1995, Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of" ("SFAS 121"), was issued. Under SFAS 121, an impairment loss must be recognized for long-lived assets and certain identifiable intangibles to be held and used by an entity, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. SFAS 121 is effective for financial statements issued for fiscal years beginning after December 15, 1995, and must be adopted on a prospective basis. Restatement of previously issued financial statements is not permitted. The Company adopted SFAS 121 effective January 1, 1996. Such adoption did not have a material effect on the financial condition or results of operations of the Company.

     In October 1995, Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), was issued. SFAS 123 requires that an entity account for employee stock compensation under a fair value based method. However, SFAS 123 also allows an entity to continue to measure compensation cost for employee stock-based compensation using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("Opinion 25"). Entities electing to continue accounting under Opinion 25 are required to make pro forma disclosures of net income and earnings per share as if the fair value based method of accounting under SFAS 123 had been applied. The Company has elected to measure compensation cost under Opinion 25 and will adopt the disclosure requirements of SFAS 123 in its 1996 annual financial statements.


                                    BUSINESS

GENERAL

     HomeCom develops and markets specialized software applications and products and provides services that enable businesses to use the Internet and Intranets to obtain and communicate important business information, conduct commercial transactions and improve business productivity. HomeCom provides Internet/Intranet solutions in five areas: customized software applications design, development and integration; World Wide Web site development; Internet outsourcing services;

specialized Internet-enabled software products; and security consulting and integration services. HomeCom's objective is to be a leading provider of business communications solutions using Internet standard protocol technologies.

     HomeCom employs a team of highly trained Internet/Intranet software developers and multimedia and graphics professionals who design and develop specialized Internet/Intranet software applications. These applications enable companies to obtain and communicate vital business information, such as sales reports, order status systems, employee directories and client account information. The Company works closely with its customers to analyze and design Internet-based software solutions that facilitate the interactive exchange of business information. Through its experience in designing custom Internet solutions for businesses, HomeCom believes that it has developed and continues to develop in-depth knowledge concerning industry-specific Internet applications and requirements. The Company plans to leverage this knowledge to develop additional Internet-enabled applications targeted for vertical industries, including banking and financial services, retailing and entertainment.

     The Company believes that it has established a reputation as a provider of sophisticated interactive Web sites. The Company has developed more than 100 Web sites for clients in many diverse industries, including sites for Synovus Financial Corporation ("Synovus"), SouthTrust Bank Corporation ("SouthTrust"), Norwest Corporation ("Norwest"), Rainforest Cafe, Incorporated ("Rainforest"), Brinker International ("Brinker"), Executrain Corporation ("Executrain"), THQ, Inc. ("THQ") and American Family Life Assurance Corporation ("AFLAC"). The Company has a highly trained staff able to design Web sites ranging from basic "inquiry only" sites to complex, interactive sites capable of providing on-line commerce, database integration and manipulation and sophisticated graphics, animation, sound and video. The Company uses its proprietary Post On The Fly(TM) software in designing and developing many of its Web sites.

     HomeCom also provides Internet outsourcing services and presently hosts more than 700 Web sites for clients in over a dozen countries. HomeCom establishes and maintains the resources and facilities necessary to create and support a customer's Internet server. As a provider of Internet outsourcing services, HomeCom advises its clients as to the appropriate hardware, including servers and routers, and software necessary to create an Internet server, coordinates the purchase of this hardware and software, including operating system and Internet server software, and provides the facilities to house and maintain the server. HomeCom provides network management, including all network functions, the maintenance of an environmentally conditioned, secure facility and access to the Internet.

     The Company has developed advanced software products that it presently includes in its custom applications and that it intends to develop further for retail sale. The Company has developed software, called Post On The Fly(TM), which enables non-technical users to add, retrieve and update information through the Internet or an Intranet using standard browser software. Post On The Fly(TM) Conference permits intuitive and easy conferences among employees, customers and business partners. The product uses database technology to archive the user's data, ideas and innovations for later retrieval and review. Post On The Fly(TM) Store facilitates the creation and updating of an on-line store or catalog. Post On The Fly(TM) Q&A is being designed to facilitate the creation and updating of examinations and training courses in question and answer format. Post On The Fly(TM) Publisher is being designed to permit the publisher of a magazine or newsletter to design an electronic publication layout where reporters, editors and writers can insert articles, graphics and other content.

     HomeCom recently established an Internet security division to provide security solutions for businesses connecting to the Internet. The Company plans to develop and integrate advanced value-added security features into its custom software applications and products, and to provide consulting and integration services to companies seeking to communicate securely and to transact business over the Internet.

     The Company markets its products and services through its direct sales force, print advertising and its own Web site. The Company also generates customer leads through its business partner relationships with leading technology companies such as AT&T, BBN Planet, Oracle, Sybase, Incorporated ("Sybase"), Microsoft and Netscape Communications Corporation ("Netscape").

     The Company's staff of 22 full-time software engineers design and develop custom applications and software products as well as run the Company's outsourcing services and design Web sites. The Company's software engineers have experience with various computer operating systems, including Sun Solaris, SGI's IRIX, Windows NT, Digital's Unix on the Alpha platform, Intel's Pentium Pro on BSDI Unix, Hewlett Packard's HP 9000 and Apple's Macintosh operating system. The software engineers write software programs using various tools and languages, including Perl, JAVA, CGI Programming, C and C++. The software engineers also have database expertise in Oracle, Informix, Sybase and SQL, and many software development tools. The Company's multimedia artists and engineers utilize many of the generally available software programs and tools such as Adobe Photoshop, MacroMedia Shockwave, RealAudio, VRML and VDOLive.


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



INDUSTRY OVERVIEW

     The Internet and the World Wide Web

     The Internet represents a global network of thousands of interconnected computers and computer networks. By using the Internet, businesses, individuals, educational institutions and government agencies communicate electronically to access and share information and conduct business. Open communications on the Internet are enabled by TCP/IP, an inter-networking protocol software standard. Advances in microprocessor technology and the development of Web technologies such as Hypertext Markup Language ("HTML") technology (which allows users to move directly from one Web site to another) and advanced graphical user interface browser and search engine software, have made the Internet easier to navigate and more accessible to a larger number of users and for a broader range of applications. These recent technological advances have led to dramatic increases in the use of the Internet by businesses and individuals.

     The fastest growing portion of the Internet is the World Wide Web. The Web is the worldwide network of computer services that uses a special communications protocol, Hypertext Transfer Protocol ("HTTP"), that links different servers throughout the Internet and enables non-technical users to move from Web site to Web site easily and to access information using browser software. According to IDC, the number of Internet users with Web access increased from 1.1 million in 1994 to 8.3 million in 1995 and is expected to reach 31.4 million by the end of 1996. IDC estimates that the number of individuals worldwide with access to the Internet will reach approximately 200 million by the end of 1999.

     The development of the Web and Internet-based technologies has allowed fundamental and structural changes in the way information is published, distributed and retrieved, thereby lowering the cost of publishing information and expanding its potential reach. By facilitating the publishing and exchange of information, the Web dramatically increases the amount of information available to users. Businesses are increasingly recognizing that the Internet can enhance the delivery and exchange of information, both among their geographically dispersed locations and employees and with their business partners and customers. Businesses are also realizing that the Internet can facilitate relatively inexpensive, standards-based and easy-to-use methods for accessing and delivering business information, such as sales, marketing and distribution data. As a result, many businesses are using Web sites as a new medium for advertising, promotion, conferencing, technical support and exchange of information.

     Web Sites

     A Web site is a collection of one or more electronic documents or "Web pages," which may contain graphics, text, audio and video information which is available to a visitor accessing the Web site. Web sites can contain from one to hundreds of pages, and can be searched, retrieved and viewed through the use of widely available "browsers," such as Netscape Navigator or Microsoft Internet Explorer. Using Web browser software, computer users can connect to a Web site by entering the site's unique electronic Web address, known as its Universal Resource Locator ("URL"). Users can navigate the Web sites by utilizing hypertext link capabilities contained in Web pages. Hypertext links are active areas on a Web page which, when selected by a user, automatically identify and display a specific page, which can be located anywhere else on the Web, thus enabling users to move from one Web page to another without specifying the underlying URL address. Web sites can vary significantly in complexity and interactivity. A simple Web site may display only text, and more complex sites may display colored text, graphics, pictures, sound, animation, video and database information.

     The Company believes that increased processor speed, higher telecommunications bandwidth (resulting in increased transmission speed) and the development of software standards have led to the growing acceptance of the Internet as a communications tool. As a result, many businesses are choosing to re-engineer their distribution, logistics, customer service and marketing functions into "Information Depots" accessible through their Web sites. Consequently, the Company believes that there is an expanding market for developers of sophisticated, graphically enhanced, interactive Web sites.

     Enterprise Networks and Intranets

     As network technology has advanced, business-wide networking has evolved. Organizations have developed local area networks ("LANs") and have connected geographically dispersed LANs into wide area networks ("WANs"). Many LANs employ proprietary communications software, such as Novell NetWare. Today, in addition to proprietary protocols, an increasing number of businesses are using the Internet protocol TCP/IP for communications. TCP/IP facilitates communications over internal networks using Internet software tools and applications. An Intranet is a TCP/IP network inside a company that links the company's people and information in a way that makes information more accessible and facilitates navigation through all the resources and applications of the company's computing environment.

     Enterprise networks have increasingly used high-cost leased data lines to create private and secure LANs and WANs. Internet protocol network software now allows organizations to use the Internet for a lower-cost communications system by reducing long distance and leased line charges. Businesses now can expand the reach of and access to their internal information systems and enterprise applications to allow geographically dispersed facilities, remote offices, mobile employees, customers and business partners to access their networks through the Internet at lower communications costs. The integration of LANs and WANs through the Internet, plus the advancement of encryption security capabilities, has promoted the use of high-speed virtual private networks ("VPNs"), which may be maintained at a fraction of the operating cost of dedicated, leased line networks. VPNs that facilitate Internet banking, sales entry and express delivery shipment tracking services are examples of this fast-growing segment of the computing industry. The rapid growth of Intranets and VPNs has increased the need for specialized software applications that facilitate information delivery and communication using TCP/IP protocol.

     Internet Security

     An integral part of developing Internet based software applications for businesses is protecting against unauthorized access to enterprise networks and corporate data. Examples of valuable corporate data include financial results, medical records, personnel files, research and development projects, marketing plans and credit information. Businesses are vulnerable to unauthorized access to this information both by employees and outside persons. Unauthorized access may go undetected by the computer user or network administrator. The Company believes that concerns about the security of data transmitted over the Internet have limited growth in the Internet's commercial use. As a result, the Company believes that there is a rapidly expanding need for the services of Internet security specialists.

     The Internet-Enabling Products and Services Market

     The explosive growth of the Internet and World Wide Web has led to the rapid development of increasingly sophisticated and advanced TCP/IP-enabled software applications such as Web browsers and HTML compatible server software. These Internet tools enable users to obtain and communicate information more efficiently and effectively. Forrester Research, Inc. estimates that the combined Internet and Intranet worldwide software market will increase from $382 million in 1996 to $8.5 billion in 1999.

     The Company believes that there is a rapidly growing need for businesses to expand and integrate their existing information and communications systems to take advantage of the global communications framework and advanced graphics capabilities of Internet-enabled systems. The Company also believes that businesses today face a paradigm shift from proprietary protocol based local area networks and wide area networks to Internet-enabled global communications systems. However, the Company believes that there is a need for high quality software applications designed to support these new systems.

THE HOMECOM SOLUTION

     HomeCom was established to provide advanced software applications and integration services to businesses seeking to take advantage of the Internet. Integration of existing business operations with new Internet technologies is a costly and complex undertaking which the Company believes requires a high level of expertise to complete effectively. HomeCom believes that many businesses do not have the in-house experience and expertise to establish effective Internet-based communications in order to increase their productivity and compete more effectively in the marketplace. Also, HomeCom believes that the growth of electronic commerce over the Internet has been impeded by the perceived lack of effective security components. Finally, the Company believes that there presently is a lack of specialized software applications to support the growing Internet market. Therefore, the Company believes that businesses will engage specialized firms like HomeCom to implement Internet solutions. HomeCom believes it is well positioned to become a leading Internet solutions provider for the following reasons:

          -    HomeCom focuses on creating Internet
               "Information Depots" for clients, including sophisticated database integrated software applications and interactive Web sites, to provide valuable information to business' customers, prospects, employees, stockholders and business partners. This is in contrast to the public relations material that represents much of the content currently on Web sites.

          - The Company has assembled a team of professional programmers, database experts and graphic artists that is able to create advanced interactive Web sites with database integration that function as effective Information Depots. Through developing specialized Internet applications for clients in vertical industries, HomeCom's team attains valuable knowledge about industry specific Internet needs and solutions, which it uses to provide efficient, value-added services to its customers.


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



          - HomeCom's recent establishment of its Internet security division has furthered the Company's knowledge of, and expertise in, Internet security. As a result, the Company is able to include advanced security features to create a complete Internet solution.

          - The Company provides businesses with a "one stop shop" for Internet communications applications. The Company can provide applications development, Web site creation, Internet security and Web server outsourcing. By combining its advanced programming, database and security expertise with outsourcing capabilities, the Company intends to create next generation Internet business solutions.

HOMECOM BUSINESS STRATEGY

     The Company's objective is to be a leading provider of business communications solutions using Internet standard protocol technologies. The Company intends to achieve this position by implementing the following key elements of its growth strategy:

     Develop and Market Industry-Specific Applications

     The Company will develop specialized software applications and market these applications to large businesses. The Company intends to focus on industry-specific applications such as insurance and real estate sales force data systems, financial institution client account access systems, inventory order entry systems, human resources information directories, and collaborative and groupware environments. The Company's goal is to develop a reputation as a leading full-service Internet applications developer for specific vertical industries, including banking and financial services, retailing and entertainment.

     Expand Software Product Development

     By developing specific Internet-based applications, the Company expects to continue to obtain valuable industry-specific data and knowledge of the Internet-based software needs in such industries. The Company will seek to retain the rights to use important elements of specific business applications in order to develop other custom applications. For example, the Company has developed software, which it calls Post On The Fly(TM), which enables non-technical users to add, retrieve and update information through the Internet or an Intranet using standard browser software. The Company expects to continue to develop, integrate and offer Post On The Fly(TM) products such as Post On The Fly(TM) Conference, Post On The Fly(TM) Store, Post On The Fly(TM) Q&A and Post On The Fly(TM) Publisher.

     Develop and Integrate Advanced Security Services

     HomeCom's Internet security division will provide advanced security integration consulting services and develop Internet applications with high levels of integrated security. HomeCom's Internet security division is staffed by Internet software and integration security consultants with a broad range of Internet and Intranet security applications and integration experience to both commercial and government users. HomeCom intends to market these advanced services and applications both as part of a total package of Internet conversion services and as a single service. The Company's objective is to become a leading provider of integrated security services and applications to large business enterprises and to government agencies.

     Expand by Acquisition

     The Internet/Intranet products and services market is highly fragmented. The Company is one of numerous Internet software applications and advanced multimedia developers who design, develop and provide Internet software products and services. In addition, a substantial number of client/server developers, database systems integrators and resellers provide services to established clients but do not provide Internet-based solutions for those clients. The Company will seek to make strategic acquisitions of companies that have developed specific industry expertise or have existing relationships with large businesses needing Internet/Intranet solutions. However, the Company has not entered into any agreement or commitment and is not a party to any negotiations for any such acquisition.

PRODUCTS AND SERVICES

     HomeCom provides Internet/Intranet solutions in five integrated areas: custom software applications design, development and integration; World Wide Web site development; Internet outsourcing services; specialized Internet software products; and security consulting and integration services.


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



     Customized Software Applications for the Internet

     HomeCom designs and develops specialized software applications that enable companies to obtain and communicate important business information through Internet standard protocol communications. To date, the Company has completed custom applications projects for clients such as Data Track Systems, Inc., Coverdell Insurance, Inc., AFLAC and Vital Integration Solutions, Inc.

     The Company works closely with its customers to analyze and design specifications for Internet standard software applications. To begin a custom applications project, the Company's customers generally either request a proposal from the Company or meet with Company personnel to discuss their Internet/Intranet communications needs. The Company generally analyzes the customers' present system and provides a recommendation and a quotation. A typical quotation specifies a fixed fee for significant design and development activities, a variable fee for maintenance support services, and includes pricing for equipment, software and communications. Criteria for pricing these services include the complexity of the project, the amount of custom programming required, the anticipated usage and traffic and the level of security required. The Company's custom application projects have generated fees ranging from approximately $40,000 to approximately $200,000.

     Following are examples of how HomeCom uses its integrated services to create specialized Internet and Intranet based software solutions for large businesses:

     - Sales Force Information System. A Fortune 250 insurance company hired HomeCom to design and implement a system to allow its agents across the United States to search and retrieve insurance product descriptions, prices and other product data and to update the agents' personal profiles on a continuous basis. To meet the customer's needs, HomeCom designed and implemented an Internet-based custom software solution using its Post On The Fly(TM) technology. The customer advised HomeCom that this new system could increase the customer's revenues by allowing the public direct access to information about its products and assisting prospective customers in locating agents who meet their personal needs. The Company expects to complete implementation of the first phase of this project in the fourth quarter of 1996.

     - Real-Time Public Viewing System. HomeCom was hired by a contractor to an international telecommunications company to design and implement a real-time video of selected 1996 Olympic Games venues for the telecommunications company's Web site. HomeCom designed and implemented software which integrated the video feed from various sites at the Centennial Olympic Games in Atlanta, Georgia to allow Internet users throughout the world to view specified venues. As part of this project, the Company supplied computer and communications hardware to the customer.

     - Order Entry System. HomeCom was engaged by a contractor to the nation's largest mortgage origination firm to create an Intranet order entry system to allow the customer's geographically disbursed employees to communicate important information relating to real estate mortgages. HomeCom presently is developing an Intranet system for the customer through which employees and business partners will be able to access a variety of title-related information, including title insurance, escrow information, public records and flood plain information. Users will be able to request title policies and services, report expected delivery dates, update order information and view order executions by other employees. The system, called "The Automated Order and Delivery Service for Real Estate Loan Services," uses a Sybase database to collect and process orders and Netscape's Commerce Server's Secure Socket Layer to provide secured transactions. The customer believes that this system will increase the speed at which its employees can process mortgage information, and will reduce paperwork, without requiring the customer to incur the cost of expensive leased phone lines, banks of modems and cost-prohibitive WAN systems. The first phase of this project was completed in the third quarter of 1996.

     - Interactive Insurance Quotation System. A regional insurance company approached HomeCom with the need to develop an electronic commerce system to allow the public to enter personal and financial information and to obtain competing quotes for life insurance policies and annuities. HomeCom is presently developing a secure interactive system, using a Microsoft SQL database and Netscape Enterprise server software to allow the public to obtain competing quotes for life insurance policies and annuities through the Internet. The customer has advised HomeCom that it believes this system will enhance the customer's marketing presence for its brokerage services and increase its sales by allowing customers to obtain quote information without utilizing an agent. The customer has advised the Company that it plans to market this system to the banking industry.

     During the first six months of 1996, custom Internet and Intranet applications and integration services (including hardware resales) accounted for approximately 29% of the Company's revenues. The Company believes that special applications services will represent an increasing percentage of its total revenues as the Company continues to market its custom applications services to larger businesses.

     Web Site Development and Design

     HomeCom is an established provider of advanced Web site design and implementation services, having developed more than 100 Web sites for clients in many industries. The Company has a highly trained staff able to design Web sites ranging from basic "inquiry only" sites to complex, interactive sites capable of providing on-line commerce, data base integration and manipulation, sophisticated graphics, animation, sound and other multimedia content.

     The Company has developed a standard process for the design and implementation of Web sites. Initially, the Company's creative director and project manager meet with the customer to discuss its current methods for serving its customers, employers and suppliers, as well as its objectives and marketing needs. Prices for the design of relatively simple Web sites, without additional software applications, currently range from $5,000 to more than $50,000.

     The Company's staff of 22 full-time software engineers uses a variety of computer operating systems, tools and language to develop Web sites. In particular, the Company's software engineers have developed a high level of expertise using C, C++, Perl, JAVA and CGI programming. These programmers write complex computer programs to create special features on a Web site. In addition, they regularly assess new applications and tools that may assist the Company in providing leading edge Web site services.

     The Company's graphics designers create sophisticated Web sites which include functions such as interactive on-line commerce, 3-D modeling, virtual reality and audio and video creation and editing. The Company's staff of professional artists, multimedia programmers and graphic designers develops Web sites to meet the customers' creative needs. HomeCom and its clients have won several awards for Web sites created by HomeCom, including the MGM-UA "Top 10," Point "Top 5% of All Web Sites" and Magellan "Four Star Site." The Company intends to continue to recruit the best available multimedia artistic talent.

     A business' decision to begin marketing and communicating through the Internet generally involves the expenditure of substantial funds and can result in major changes to its marketing and communications systems.
Forrester Research, Inc. estimates that the typical annual costs for establishing and operating a business Web site currently ranges from approximately $304,000 for a "promotional" site to nearly $3.4 million for a full transactional site. Consequently, HomeCom believes that businesses generally prefer companies such as HomeCom that have established track records, professional staffing and good reputations to provide these services.

     During the first six months of 1996, Web site design and development services accounted for approximately 47% of the Company's revenues. The Company expects that revenues from such services will increase, but believes that fees for such services will represent a smaller percentage of total revenue over the foreseeable future.

     Internet Outsourcing Services

     HomeCom provides full service Internet network outsourcing services, consisting of Web site and Internet application hosting and facilities, which it markets both as an integrated part of its full-service Internet solution and as a separate service. HomeCom's customers utilize the Company to maintain the customer's Internet servers and network functions at facilities located at HomeCom's main office. HomeCom presently hosts approximately 700 Web sites. HomeCom's Internet Network Development Center is housed in Class A office space with 24-hour manned on-premises security. Access to the NDC computer room is 24-hour double secured. HomeCom provides its Internet outsourcing services through multiple leased T1 data lines. See "Facilities."

     Because the Company is an established provider of these services, conducts its operations using sophisticated technologies and operates in Class A office space, it believes it can compete effectively to provide Internet outsourcing services for large businesses. At the same time, because the Company prices its outsourcing services competitively, it believes it can compete effectively for the hosting services of small business and individuals.

     The Company maintains the file servers for a customer's Web site for a monthly fee. Presently, the monthly fees range from approximately $25 to $900. Pricing levels vary depending on the amount of storage used on the file server. The Company also provides ongoing maintenance, problems correction and periodic updates, as well as outsourcing services for customers who own their equipment.

     Following are examples of HomeCom's outsourcing services:

     - HomeCom presently maintains the interactive Web site for one of the nation's largest film processing companies. This Internet-based customer service system allows customers to review and order pictures from film which has been developed by the company. This system is integral to the company's operations, and is maintained and operated by HomeCom on a 24-hour basis.

     - HomeCom presently hosts the interactive Web site for a publicly traded restaurant chain. This Web site provides up-to-date company and stockholder information, on-line job resources and employment information.

     - HomeCom is hosting a Web site for a publicly traded insurance company that provides information about its insurance products and services, including an on-line agent location and profile system.

     - HomeCom is hosting a regional bank's interactive Web site communications system which enables the public to receive stockholder information, branch location information and press releases, and to participate in on-line interviews with the company's chief executive officer. The customer has advised the Company that it intends to include all its approximately 34 subsidiary banks in its Web site.

     - Prior to and during the recent 1996 Olympic Games in Atlanta, HomeCom hosted the server for an international telecommunications company's Web site, which enabled the public to view real-time pictures of selected venues of the Olympic Games.

     During the first six months of 1996, Internet outsourcing services generated approximately 24% of the Company's total revenues. The Company believes that its total Internet solution marketing focus, together with the recurring nature of outsourcing fees, will lead to an increase in outsourcing fees as a percentage of total revenues during the foreseeable future.

     Internet-Enabling Software Products

     Post On The Fly(TM) Products. The Company has developed advanced Internet-enabled software products based on the Company's Post On The Fly(TM) technology. Post On The Fly(TM) is software which enables non-technical users to add, retrieve and update information through the Internet or an Intranet using standard browser software. The Company uses this technology as an integral part of many of its custom applications services and believes that there are valuable potential retail applications for this technology. The Company has used Post On The Fly(TM) technology to create the following software application products.

     Post On The Fly(TM) Conference. In August 1996, the Company began selling Post On The Fly(TM) Conference ("Conference"), an Internet Web conferencing software product designed to operate on Web servers. Conference allows users to create their own conference sessions and allows discussion groups to be created and administered by non-technical personnel. Conference utilizes Post On The Fly(TM) technology to store and search all user profiles and discussions. Each conference participant is required to have only a Web browser and an Internet connection. Conference operates on a Web server and allows users of many different types of computers to communicate interactively in the same conference. Conference stores all responses to a HomeCom created database, which allows the business and participants to search, locate and retrieve all posts, replies and user profiles. Conference integrates the user profiles into the conference so that participants have access to the education and job experience of each other participant and other historical information necessary to assess a participant's responses. Conference allows users to add photos, videos, word processing files and sound bites to conferences and to their profiles.

     Conference may be customized by the user to define the scope and subject of the conference, the conference participants and the persons who may administer the conference. Conference administrators are permitted to update the conference and evaluate persons who apply to participate. Conference also has powerful administrative features that enable a principal conference administrator to distribute all or certain administrative functions to sub-administrators quickly and easily. Conference provides a dynamic business tool for interactive conference communications, including soliciting employee comments on business initiatives, proposals, group projects and topics of mutual interest to participants.

     For example, one of the nation's largest film processing companies presently uses Conference for three distinct types of interactive communication through its Web site. First, it establishes "open" conferences for its customers and the general public, soliciting their input on its present services and products and certain proposed future services and products. Second, it establishes conferences for its employees to solicit their input on topics of importance to them. Third, it establishes private conferences for its store managers to discuss topics relating to store operations and proposed future services and products. HomeCom's customer believes that the implementation of the Conference software application has allowed it to obtain valuable feedback from its employees and managers, as well as its present and potential customers, and has given it a valuable marketing tool by increasing the usefulness of its Web site.

     The Company believes that there are presently several other publicly available software products that offer Internet-based group discussion, including Lotus Notes and Digital's AltaVista(TM) Forum. The Company believes Conference will be competitive with these software products because Conference offers ease of use, a multiplicity of features and an attractive price. The Company is presently preparing and intends to file a U.S. patent application covering certain aspects of Conference.

     Post On The Fly(TM) Store. In February 1996, the Company completed development of its first version of Post On The Fly(TM) Store ("Store"), an Internet Web server database product that enables businesses to sell products over the Internet in a secure on-line catalog environment. Store also allows a customer's non-technical employees to create and update the on-line store or catalog using any Internet World Wide Web connection and standard browser software. HomeCom's customer, the "store merchant", can enter and later modify the descriptions and prices of products to be sold in the on-line store. Product descriptions can include graphics, pictures and product, shipping and pricing information. The store merchant can add to or delete its product inventory at any time without any special training or programming skills. A Post On The Fly(TM) Store can be a simple 12 item store for a small merchant or a large on-line catalog.

     Store customers can purchase products using standard Web browser software. Store customers also can search for specific types of products based on description, name, price or product ID number, and retrieve the relevant product information. After deciding to purchase a product, a customer can point and click to select the product for purchase and place that product into the customer's shopping basket list. After selecting all purchases, the customer can checkout and purchase the products in the shopping basket list by using a credit card. The order entry system will summarize the total purchase price for the products purchased and the exact shipping charges through automatic reference to UPS's rate information system. Store notifies the merchant of all customer orders by secure Web sites, encrypted e-mail or facsimile to the merchant. Merchants are also able to access Store's accounting system to review the purchases of their customers. The Company believes that Store will be competitive with other existing Internet store creation products such as Netscape Merchant software because Store is competitively priced and requires no programming skills once installed.

     Post On The Fly(TM) Q&A. The Company is developing Post On The Fly(TM) Q&A ("Q&A"), a testing and training software application product that will enable users to create and revise complicated examinations, training courses, and simple question and answer forms. A customer will be able to use Q&A to create an examination by typing or pasting a series of questions and answers into the program using standard Web browser software. The user will be able to specify the number of questions, the time allowed to answer each question, the score necessary for a passing grade, and other testing and training criteria to create a highly customized test or training course. The user also will be able to determine who should be entitled to see the results of the Q&A tests or training courses. All user information, scores and examination answers will be stored in the database for later viewing and analysis. The Q&A software will allow non-technical persons to create sophisticated training courses and examinations without any programming experience. Encryption technology will maintain the confidentiality of the tests and training courses. HomeCom anticipates that Q&A will be released in the fourth quarter of 1996.

     Post On The Fly(TM) Publisher. The Company is developing Post On The Fly(TM) Publisher ("Publisher"), a proposed database software product designed to provide customized publishing templates, including text and graphics placement, headings, background colors, text colors and font sizes. As currently designed, this product will allow publishers to design an electronic publication and to create an Internet Web magazine or other electronic publication. Publisher will allow reporters, editors, writers and other non-technical people to utilize the Internet to insert articles, graphics, video clips, sound clips and other content to create a multimedia publication. Content will be able to be inserted into the publication simply by typing or pasting into the proper areas of the template. Reporters and others submitting content to an electronic magazine from the field will be able to access a secure section of the Publisher software, using log-in and password protection, and paste their articles or graphics into the proper sections. Content submitted in this manner will be converted into HTML format ready for viewing on the Web without further intervention. Information submitted by a user will automatically be stored in a database for later use.

     Publisher will be designed to provide users with two possible versions of an electronic publication. One version will contain all of the content. A second version will be customized "on the fly" to contain only the information that is of interest to an individual user, based on content placed in the user's profile. Publisher will determine the content of the custom version based on its built-in intelligent agent rules that match user interests with select articles and other content.

     Although there are numerous HTML editing products such as Netscape Navigator Gold and Microsoft Front Page, the Company believes its products will allow non-technical users to create a customized version of their publication in real time for each reader. The Company will seek to compete against other products by offering Publisher as a ready-to-run application with easy-to-use features at a competitive price.

     The Company intends to market its Post On The Fly(TM) software products by offering a free limited use demonstration license through its Web site, similar to programs offered by other software developers, and through print media and reseller agreements. The Company has not conducted market studies for its Post On The Fly(TM) products and, consequently, cannot determine whether there will be a substantial market for such products or whether such products will compete effectively against present and future competing products.

     During the first six months of 1996, the Company's Post On The Fly(TM) products were under development and not available for retail sale.

     Internet Security Services

     In August 1996, HomeCom established an Internet security division to provide security solutions for businesses connecting to the Internet. See "Certain Transactions." The Company plans to develop and integrate advanced value-added security features into its custom software applications and products, and provide consulting and integration services to companies seeking to communicate securely and transact business over the Internet.

     The Company's objective is to provide its customers with a comprehensive family of integrated network security solutions. The Internet security division will assess the customer's needs and recommend and install "firewalls," encryption and authentication applications, other repudiation techniques and secured networks. The Company expects to begin generating revenues from security integration services during the fourth quarter of 1996. Management of the Internet security division has experience in performing Internet security services for the federal government.

SALES AND MARKETING

     The Company markets its products and services through its direct sales force, print advertising and its own Web site. The Company also generates customer leads through its business partner relationships with leading technology companies such as AT&T, BBN Planet, Oracle, Sybase, Microsoft and Netscape.

     The Company has instituted an in-depth two-week training program for its sales staff to enable them to market the Company's Internet-based services and products effectively. During the first week, the Company teaches an overview of basic Internet and Intranet technology and current and developing hardware and software. This allows its sales staff to become conversant in the terms and technology of the Internet industry, and provides in-depth training about the Company's services and products. During the second week, the Company teaches its direct sales system, using role playing to teach its staff how to locate prospective customers, define their needs, overcome obstacles to sales and finalize sales.

     The Company is focusing its marketing on large businesses with industry-specific applications needs in areas such as insurance and real estate sales force data systems, financial institution client account access systems, inventory order entry systems, human resources information directories, parts databases and collaborative and groupware environments. The Company also intends to utilize traditional print and media marketing strategies to enhance Company and product name recognition.

CUSTOMERS

     During the first six months of 1996, the Company earned approximately 21% of its revenues from Modem Media, Inc. and approximately 11% of its revenues from Vital Integration Systems, Inc. Other than the foregoing, no customer accounted for more than 10% of the Company's total revenues during the first six months of 1996.

     Because substantially all of the Company's customers have retained the Company for a single project, customers from whom the Company generated substantial revenue in one quarter have not been a substantial source of revenue in a subsequent quarter.

BACKLOG

     Because the Company's custom software applications projects have generally been completed in less than 60 days, the Company has not experienced significant backlog.

FACILITIES

     The Company occupies approximately 10,000 square feet in an office building in Atlanta, Georgia under a lease expiring in March 2001. The facility serves as the Company's headquarters and computer center. The Company also has an office in McLean, Virginia occupying approximately 450 square feet under a lease expiring in July 1997.

     The Company's Internet services are maintained in secured, environmentally conditioned premises at its Internet Network Development
Center ("NDC") at the Company's principal offices. Company personnel monitor server and network functions on a 24-hours per day, 7 days per week basis, and access to the NDC is 24 hour double secured. Back-up servers replace production services in the event of failure or down time. Tape back-ups are performed on a weekly basis and transported for off-site storage. Each server is SNMP managed and utilizes devices located on a separate network to notify NDC personnel by pager in the event of problems that are not otherwise detected by HomeCom's own SNMP.

     All power supplied to the NDC computer room is supplied by two separate power substations through American Power Conversion Matrix UPS lines, with back-up battery power. Telecommunications are provided to the computer room through multiple leased T1 lines directly connected to the T3 Internet provided by interexchange carriers. Each T1 line is provisioned on separate local carrier fiber optics using the latest SONET and FDDI technology. Telecommunications lines are provided through two physically diverse entrance facilities. The Company has acquired and installed multiple Cisco routers for connection to the Internet, which automatically redistribute traffic load in the event of telecommunications failure.

     The Company believes that the properties which it currently has under lease are adequate to serve the Company's business operations for the foreseeable future. The Company believes that if it were unable to renew the lease on either of these facilities, it could find other suitable facilities with no material adverse effect on the Company's business.

COMPETITION

     The market for specialized Internet applications and products is highly competitive, and the Company expects that this competition will intensify in the future. In providing specialized software design and development, the Company competes with numerous businesses that also provide software design and development services, companies that have developed and market application specific Internet software products, companies that provide software tools that enable customers to develop specific Internet-enabled software applications and companies that choose to develop Internet application products internally. Andersen Consulting, L.L.P., Electronic Data Systems Corporation ("EDS"), International Business Machines Corporation ("IBM") and Cap Gemini America are significant custom software developers, integrators and resellers whose services include a broad range of Internet and Intranet software applications design and development services. Companies such as Broadvision, Inc., Edify Corporation and Security First Network Bank have developed application specific Internet software products that are broadly marketed and licensed and perform such functions as interactive one-to-one marketing, human resources benefits inquiry, enrollment and training and Internet banking. In addition, companies that offer and sell client/server based Internet-enabled software products, such as Netscape and Microsoft, may in the future bundle software capabilities and applications with existing products in a manner which may limit the need for software capabilities and application services such as those offered by the Company. The Company also competes with the information technology departments of significant business enterprises who may choose to design and develop their Internet applications internally. The emergence of sophisticated software products and tools that enable companies to build customized Internet-enabled software applications internally also may have the effect of encouraging internal development and, thus, may materially reduce the demand for the Company's custom software application services.

     The Company's Web site development services face competition from a variety of sources, from small operations to large global competitors like EDS and Computer Sciences Corporation. The Company believes Web site development presently is a fragmented market, with no business commanding a dominant share. HomeCom believes that as Web sites increase in interactivity and complexity, Web site development companies will increasingly need to maintain an integrated team of Intranet-enabled software engineers, advanced graphics programmers, multi-media artists and Internet security experts in order to compete effectively for large business customers. Consequently, HomeCom believes that it will need to continue to expand its personnel and work to maintain leading edge technology capabilities in order to remain competitive. Although there is likely to be a continuing market for individual Web site development, the Company intends to continue to focus its Web site development services on large businesses with complex interactive requirements.

     The Company's Internet outsourcing services face competition from numerous large and small competitors that provide comparable outsourcing services. Such competition includes BBN Planet, AT&T, MCI Communications Corporation ("MCI"), IBM, EDS and UUNET Technologies, Inc., as well as numerous regional Internet outsourcing services providers.

     The Company's security services division faces competition from many sources, including companies that provide security consulting services and companies that market specific Internet-based security solutions. Such competitors include Digital Equipment Corporation, IBM, Andersen Consulting, L.L.P. and EDS. In addition, many companies currently market Internet-based application-specific software products that incorporate security and confidentiality features and functions.

     The Company believes that the rapid expansion of the market for Internet software applications will foster the growth of many significant competitors performing comparable services and offering comparable products to those offered by the Company. The Company competes on the basis of creative talent, price, reliability of services and responsiveness. Many of the Company's current and prospective competitors have substantially greater financial, technical, marketing and other resources than the Company. The Company believes that it presently competes favorably with respect to each of its various service offerings. There can be no assurance that the Company's present and proposed products will be able to compete successfully with current or future competitors or that competitive pressures faced by the Company will not have a material adverse effect on the Company's business, financial condition and operating results.

INTELLECTUAL PROPERTY RIGHTS

     In accordance with industry practice, the Company relies primarily on a combination of copyright, patent and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect its proprietary rights. The Company seeks to protect its software, documentation and other written materials principally under trade secret and copyright laws, which afford only limited protection. The Company does not hold any registered trade or service marks at this time, but has applied for federal registration of the names "HomeCom(TM)," "Post On The Fly(TM)" and the Company's logo. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. There can be no assurance that the Company's means of protecting its proprietary rights will be adequate or that the Company's competitors will not independently develop competing products and services. In distributing software products, the Company intends to rely primarily on "shrink wrap" licenses that are not signed by licensees and, therefore, may be unenforceable under the laws of certain jurisdictions. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to as great an extent as the laws of the United States. The Company does not believe that any of its proposed products infringe the proprietary rights of third parties. There can be no assurance, however, that third parties will not claim infringement by the Company with respect to its products. The Company expects that software product developers will increasingly be subject to infringement claims as the number of products and competitors in electronic commerce grows and the functionality of products in different industry segments overlaps.
Any such claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company. In addition, Web site developers such as the Company face potential liability for the actions of customers and others using their services, including liability for infringement of intellectual property rights, rights of publicity, defamation, libel and criminal activity under the laws of the United States and foreign jurisdictions. The Company routinely enters into non-disclosure and confidentiality agreements with employees, vendors, contractors, consultants and customers. The Company is presently preparing and intends to file a U.S. patent application as to certain aspects of its Post On The Fly(TM) Conference software.

     There can be no assurance that the Company's means of protecting its proprietary rights will be adequate or that the Company's competitors will not independently develop similar technology. The Company believes that, due to the rapid pace of Internet innovation and related software industries, factors such as the technological and creative skills of its personnel are more important in establishing and maintaining a leadership position within the industry than are the various legal protections of its technology.

EMPLOYEES

     At September 16, 1996, the Company employed 42 full-time employees, of whom 22 were technical personnel engaged in maintaining or developing the Company's products or performing related services, 15 were marketing and sales personnel and 5 were involved in administration and finance.

INSURANCE

     The Company maintains liability and other insurance that it believes to be customary and generally consistent with industry practice. The Company believes that such insurance is adequate to cover potential claims relating to its existing business activities.

GOVERNMENT REGULATION

     The Telecommunications Act of 1996 (the "1996 Telecommunications Act"), which became effective on February 8, 1996, imposes criminal liability on persons sending or displaying in a manner available to minors indecent material on an interactive computer service such as the Internet. The 1996 Telecommunications Act also imposes criminal liability on an entity knowingly permitting facilities under its control to be used for those activities. The constitutionality of these provisions is being challenged in federal court and, as of the date of this Prospectus, enforcement of certain provisions has been enjoined. However, this legislation may decrease demand for Internet access, chill the demand for Internet content, or have other adverse effects on Web site service providers such as the Company. In addition, in light of the uncertainty of the interpretation and application of this law, there can be no assurance that the Company would not have to modify its operations to comply with the statute.

     Except for the 1996 Telecommunications Act, the Company does not believe that it is currently subject to direct regulation by any government agency, other than regulations applicable to businesses generally, and believes that there are currently few laws or regulations directly applicable to Web site service companies. It is possible that a number of additional laws and regulations may be adopted with respect to the Internet, covering issues such as user privacy, pricing and characteristics and quality of products and services. The adoption of any such laws or regulations may decrease the growth of the Internet, which could in turn decrease the demand for the Company's products and services and increase the Company's cost of doing business or cause the Company to modify its operations, or otherwise have an adverse effect on the Company's business, financial condition and operating results. Moreover, the applicability to the Internet of existing laws governing issues such as property ownership, libel and personal privacy is uncertain. The Company cannot predict the impact, if any, that future regulation or regulatory changes may have on its business. In addition, Web site developers such as the Company face potential liability for the actions of customers and others using their services, including liability for infringement of intellectual property rights, rights of publicity, defamation, libel and criminal activity under the laws of the U.S. and foreign jurisdictions. Any imposition of liability could have a material adverse effect on the Company.

     In addition, the Company's network services are transmitted to its customers over dedicated and public telephone lines. These transmissions are governed by regulatory policies establishing charges and terms for communications. Changes in the regulatory environment relating to the telecommunications and media industry could have an effect on the Company's business, including regulatory changes which directly or indirectly affect use or access of the Internet or increase the likelihood or scope of competition from regional telephone companies, could have a material adverse effect on the Company.

LEGAL PROCEEDINGS

     The Company is not a party to any legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers and directors of the Company are as follows:


         NAME            AGE                           POSITION
- -----------------------  ---  ----------------------------------------------------------
Harvey W. Sax..........  44   President, Chief Executive Officer and Director
Nat Stricklen..........  53   Senior Vice President, Sales and Marketing, Chief
                              Operating Officer and Director
Vinod Keni.............  30   Treasurer, Chief Financial Officer, Secretary and Director
Krishan Puri...........  31   Executive Vice President and Director
Gia Bokuchava, Ph.D....  32   Chief Technical Officer and Director
Roger Nebel............  42   Vice President and Director
Gregory Abowd, Ph.D(1).  31   Director
R. Douglas MacIntyre(1)  45   Director
Winn Schwartau(1)......  44   Director

- -----------------
(1)  Member of the Audit and Compensation Committees.

     HARVEY W. SAX is a founder of the Company and has served as President and Chief Executive Officer of the Company since January 1995. He was Secretary of the Company from December 1994 until January 1995. From October 1994 until December 1995, Mr. Sax served as a Vice President of Oppenheimer & Co., Inc. From February 1993 until September 1994, Mr. Sax served as a Senior Vice President of D. Blech & Co. From July 1992 until February 1993, Mr. Sax was a Vice President of Paine Webber, Inc. From January 1989 until July 1992, Mr. Sax was a Vice President of Bear, Stearns & Co. Inc. Mr. Sax received a Bachelor of Arts degree from Emory University in 1972. Mr. Sax has been a member of the Board of Directors since December 1994.

     NAT STRICKLEN has served as Senior Vice President, Sales and Marketing, and Chief Operating Officer of the Company since January 1996. Mr. Stricklen was President of the Company from December 1994 until January 1995, and Vice President and Secretary of the Company from January 1995 until January 1996. For more than 25 years prior to joining the Company in December 1994, Mr. Stricklen was employed by IBM where from 1988 until November 1994 he was the senior product manager for the IBM Link product used for electronic communication for IBM employees and business partners. Mr. Stricklen was a member of the team that developed the original IBM Internet home page. Mr. Stricklen received a Bachelor of Science degree in Data Processing and Application Systems Design from Washington University in 1975. Mr. Stricklen has been a member of the Board of Directors since December 1994.

     VINOD KENI has served as Treasurer, Chief Financial Officer and Secretary of the Company since February 1996. Before joining the Company, Mr. Keni was a Senior Financial Analyst with Harvard Pilgrim Health Care, an HMO, from February 1995 until February 1996. From May 1994 until February 1995, he was a Financial Analyst with Kent County Memorial Hospital in Providence, Rhode Island. From April 1993 until April 1994, he was a Financial Coordinator with IVF America, Inc., a healthcare research and products company. From August 1991 until April 1993, Mr. Keni was a student at Johnson & Wales University. Mr. Keni received a Master of Business Administration degree from Johnson & Wales University in 1993 and a Master of Science degree in Finance and Accounting from Bangalore University, India in 1987. Mr. Keni has been a member of the Board of Directors since September 1996.

     KRISHAN PURI has served as Executive Vice President of the Company since February 1996, and was a member of its former Board of Advisors from May 1995 until August 1996. From March 1994 until January 1996, Mr. Puri was a Senior Management Consultant with Deloitte & Touche Consulting Group in its telecommunications practice. From March 1992 until March 1994, Mr. Puri served as a Senior Engineer for International Communications Network Services for British Telecom and MCI's Concert joint venture in Atlanta, Georgia. From March 1990 until March 1992, Mr. Puri was a network analyst with Sprint Corporation, a long distance telecommunications company. Mr. Puri received a Bachelor of Science degree in Electrical Engineering from Georgia Institute of Technology in 1987 and a Master of Business Administration degree from Georgia State University in 1992. Mr. Puri has been a member of the Board of Directors since September 1996.

     GIA BOKUCHAVA, PH.D., has served as the Company's Chief Technical Officer since August 1995. Dr. Bokuchava served as a visiting professor at Emory University from September 1994 until August 1995 and was employed by the National Library of Medicine, assisting in the development of Internet based applications, from January 1995 until August 1995. From July 1990 until September 1994, Dr. Bokuchava was the Director of The Computer Center at the Institute of Mechanical

Engineering at Georgia Technical University, Tblisi, Georgia (formerly a part of the Soviet Union). Dr. Bokuchava has taught computer science as a visiting associate professor at the Universities of Moscow and China. Dr. Bokuchava received a doctorate in theoretical physics from Georgia Technical University, Tblisi, in 1990. Dr. Bokuchava has been a member of the Board of Directors since September 1996.

     ROGER NEBEL has served as Vice President of the Company since August 1996. From May 1991 until July 1996, Mr. Nebel was a Department Manager (May 1991 to February 1993) and Senior Manager - Enterprise Assurance (March 1993 to July 1996) for PRC, Inc., a subsidiary of Litton Industries, Inc., which provides information technology consulting and systems integration services for governments and businesses. Mr. Nebel received a Bachelor of Science degree in Engineering from California Coast University in 1990 and a Master of Science degree in Management from National-Louis University in 1993. Mr. Nebel has been a member of the Board of Directors since September 1996.

     GREGORY ABOWD, PH.D., has been an assistant professor in the College of Computing at the Georgia Institute of Technology since August 1994, where he is a member of the Software Systems Design Group. From October 1989 until August 1994, Dr. Abowd held post-doctoral positions with the Human Computer Interaction Group at the University of York in England (October 1989 until September 1992) and with the Software Engineering Institute and Computer Science Department at Carnegie Mellon University (September 1992 until August
1994). From October 1989 until September 1992, Dr. Abowd was a student at the University of Oxford, where he attended as a Rhodes Scholar. Dr. Abowd received a Bachelor of Science degree in Mathematics from the University of Notre Dame in 1986 and a Master of Science degree in Computation and a Doctorate of Philosophy in Computation from the University of Oxford in 1987 and 1991, respectively. Dr. Abowd has been a member of the Board of Directors since September 1996.

     R. DOUGLAS MACINTYRE has been President and Chief Executive Officer of Dun & Bradstreet Software since June 1994. From April 1993 until June 1994, Mr. MacIntyre was a private business consultant. From June 1990 until April 1993, Mr. MacIntyre served as President and Chief Operating Officer of Software 2000, Inc., a business software company. Mr. MacIntyre received a Bachelor of Science degree from the U.S. Military Academy at West Point in 1973 and a Master of Science in Business Administration degree from Boston University in 1976. Mr. MacIntyre is President of the American Software Association, a member of the Board of Directors of the Information Technology Association of America and the Southeastern Software Association, and is a member of the advisory board of Georgia Institute of Technology's College of Computing. Mr. MacIntyre has been a member of the Board of Directors since September 1996.

     WINN SCHWARTAU has been President of Interpact, Inc., a provider of consulting services for electronic privacy and related issues to industry and governments, since August 1990. Since August 1990, Mr. Schwartau also has been an architectural security consultant to Hughes STX, providing services related to enterprise security network architectures, design and implementation. Mr. Schwartau has been a member of the Board of Directors since September 1996.

     The Company's Board of Directors is divided into three classes. The Class I directors (Dr. Abowd and Messrs. MacIntyre and Schwartau) will serve an initial term until the 1997 Annual Meeting of Stockholders, the Class II directors (Dr. Bokuchava and Messrs. Puri and Nebel) will serve an initial term until the 1998 Annual Meeting of Stockholders and the Class III directors (Messrs. Sax, Stricklen and Keni) will serve an initial term until the 1999 Annual Meeting of Stockholders. Each class will be elected for three-year terms following its respective initial term. The classification of the Board of Directors could have the effect of making it more difficult for a third party to acquire control of the Company. Officers are elected at the first Board of Directors meeting following the stockholders meeting at which directors are elected and serve at the discretion of the Board of Directors Each executive officer of the Company was chosen by the Board of Directors and serves at the pleasure of the Board of Directors until his or her successor is appointed or until his or her earlier resignation or removal in accordance with applicable law. There are no family relationships between any of the directors or executive officers of the Company.

BOARD COMMITTEES

     The Board of Directors has two standing committees: a Compensation Committee and an Audit Committee. The Compensation Committee provides recommendations to the Board of Directors concerning salaries and incentive compensation for officers and employees of the Company. The Audit Committee recommends the Company's independent auditors and reviews the results and scope of audit and other accounting-related services provided by such auditors.

DIRECTOR COMPENSATION

     Directors do not receive any cash compensation for their services as members of the Board of Directors but are reimbursed for their reasonable travel expenses in attending Board of Directors and committee meetings. Directors who are not employees of the Company are eligible to receive automatic grants of stock options under the Company's Non-Employee Directors Stock Option Plan. See "Stock Option Plan - Non-Employee Directors Stock Option Plan." The Company may in the future establish a policy for compensating members of the Board of Directors for attending Board of Directors or committee meetings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1995, compensation of executive officers of the Company was determined by Harvey W. Sax, the Company's President and Chief Executive Officer. In September 1996, the Company established a Compensation Committee to review the performance of executive officers, establish overall employee compensation policies and recommend salaries and incentive compensation for officers and employees of the Company. No member of the Compensation Committee is or will be an executive officer of the Company.

EXECUTIVE COMPENSATION

     During 1995, the Chief Executive Officer of the Company received no compensation for his services to the Company. No other executive officer of the Company received compensation in excess of $100,000 during 1995. As of August 31, 1996, the annual salaries for the Company's executive officers were as follows: Harvey W. Sax, President and Chief Executive Officer ($100,000); Nat Stricklen, Senior Vice President, Sales and Marketing and Chief Operating Officer ($75,000); Vinod Keni, Treasurer and Chief Financial Officer ($40,000); Krishan Puri, Executive Vice President ($75,000); Gia Bokuchava, Ph.D., Chief Technical Officer ($40,000); and Roger Nebel, Vice President ($100,000). Pursuant to the employment agreements with Dr. Bokuchava and Messrs. Keni and Puri, each is eligible to receive cash bonuses to repay certain promissory notes issued by them to the Company in connection with their purchase of shares of Common Stock from the Company in August 1996. See "Certain Transactions." Each of the Company's executive officers also is eligible to receive cash bonuses to be awarded at the discretion of the Compensation Committee of the Board of Directors.

EMPLOYMENT AGREEMENTS

     The Company has entered into an employment agreement with Harvey W. Sax, its President and Chief Executive Officer, which provides a five year term commencing on January 1, 1996, subject to automatic extension for an additional one year on each one-year anniversary of the agreement. This employment agreement is subject to early termination as provided therein, including termination by the Company "for cause" (as defined in the employment agreement). The employment agreement provides for an annual base salary of $100,000 and for bonus compensation to be awarded at the discretion of the Compensation Committee of the Board of Directors.

STOCK OPTION PLANS

     Employee Stock Option Plan. The Company's Stock Option Plan (the "Stock Option Plan") was adopted by the Company's stockholders in September 1996.
The purpose of the Stock Option Plan is to provide incentives for officers and key employees to promote the success of the Company, and to enhance the Company's ability to attract and retain the services of such persons. The Company has reserved 220,000 shares of Common Stock for issuance under the Stock Option Plan. Options granted under the Stock Option Plan may be either
(i) options intended to qualify as "incentive stock options" under Section 422 of the Code or (ii) non-qualified stock options. Stock options may be granted under the Stock Option Plan for all employees of the Company, or of any present or future subsidiary or parent of the Company. The Stock Option Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee has the authority to determine exercise prices applicable to the options, the eligible employees or consultants to whom options may be granted, the number of shares of Common Stock subject to each option and the terms upon which options are exercisable. The Compensation Committee has the authority to interpret the Stock Option Plan and to prescribe, amend and rescind the rules and regulations pertaining to the Stock Option Plan. No option is transferable by the optionee other than by will or the laws of descent and distribution, and each option is exercisable during the lifetime of the optionee only by such optionee.

     Any incentive stock option that is granted under the Stock Option Plan may not be granted at a price less than the fair market value of the Common Stock on the date of grant (or less than 110% of fair market value in the case of holders of 10% or more of the total combined voting power of all classes of stock of the Company or a subsidiary or parent of the Company). Non-qualified stock options may be granted at the exercise price established by the Compensation Committee, which may be less than the fair market value of the Common Stock on the date of grant.

     Each option granted under the Stock Option Plan is exercisable for a period not to exceed ten years from the date of grant (or five years in the case of a holder of 10% or more of the total combined voting power of all classes of stock of the Company or a subsidiary or parent of the Company) and shall lapse upon expiration of such period, or earlier upon termination of the recipient's employment with the Company, or as determined by the Compensation Committee.

     As of September 15, 1996, options to purchase approximately 79,167 shares of Common Stock were outstanding under the Stock Option Plan, all of which vest 25% per year from their date of grant. Of such grants, options to purchase 23,615 shares were granted at an exercise price of $4.55 per share and options to purchase 55,552 shares were granted at an exercise price of $6.50 per share.

     Non-Employee Directors Stock Option Plan. The Company's Non-Employee Directors Stock Option Plan (the "Non-Employee Directors Plan") was adopted by the Company's stockholders in September 1996. The Company has reserved 170,000 shares of Common Stock for issuance under the Non-Employee Directors Plan.

     The Non-Employee Directors Plan provides for the automatic granting of non-qualified stock options to directors who are not officers or employees of the Company ("Non-Employee Directors"). Each Non-Employee Director who is first appointed or elected to the Board of Directors is granted an option to purchase 10,000 shares of Common Stock (the "Initial Grant"). Also, each Non-Employee Director automatically receives an option to purchase 5,000 shares of Common Stock on the date of each annual meeting of the Company's stockholders ("Annual Grant"). All options granted under the Non-Employee Directors Plan vest 50% per year of service by the Non-Employee Director on the Board of Directors. No option is transferable by the optionee other than by will or laws of descent and distribution, and each option is exercisable, during the lifetime of the optionee, only by such optionee. The exercise price of all options will be the fair market value of the shares of Common Stock on the date of grant, and the term of each option may not exceed seven years. The Non-Employee Directors Plan will continue in effect for a period of ten years unless sooner terminated by the Board of Directors.

     During September 1996, each of Dr. Abowd and Messrs. MacIntyre and Schwartau was granted an option to purchase 10,000 shares of Common Stock at an exercise price of $6.50 per share.

AGREEMENTS WITH EMPLOYEES

     Principal employees of the Company, including executive officers, are required to sign an agreement with the Company (i) restricting the ability of the employee to compete with the Company during his or her employment and for a period of eighteen months thereafter, (ii) restricting solicitation of customers and employees following employment with the Company, and (iii) providing for ownership and assignment of intellectual property rights to the Company.

                              CERTAIN TRANSACTIONS

     During the period December 1994 through December 1995, Harvey W. Sax, the Company's President and Chief Executive Officer, loaned a total of approximately $63,497 to the Company pursuant to a promissory note payable by the Company on September 12, 2000, which accrues interest at the prime rate plus 1% per annum. The Company intends to use approximately $58,500 of the net proceeds of this offering to repay the remaining outstanding amounts owed under this promissory note.

     In February 1996, in connection with a recapitalization of the Company's Common Stock, the Company issued 707,332 shares of Common Stock to Harvey W. Sax, its President and Chief Executive Officer and then its sole stockholder, for $.001 per share. In December 1994, the Company granted Nat Stricklen, a co-founder and director of the Company, an option to acquire, for an aggregate exercise price of $10.00, shares which when issued would represent approximately 10% of the Company's issued and outstanding Common Stock. Mr. Stricklen exercised this option in February 1996 and received 93,070 shares of Common Stock.

     In a privately negotiated financing transaction, (i) in February 1996, the Company sold for $.0001 per share 335,052 shares to Margery Germain, 111,684 shares to Sanford Zweifach, 148,912 shares to Esther Blech and 297,824 shares to the Edward Blech Trust, (ii) in February 1996, the Company issued to Mark Germain for $200,000 an unsecured promissory note due September 1997 in the principal amount of $200,000 and bearing interest at the rate of 8% per annum, (iii) in March 1996, the Company issued to the Edward Blech Trust for $199,904 an unsecured promissory note due September 1997 in the principal amount of $199,904 and bearing interest at the rate of 8% per annum, and (iv) in May 1996, the Company issued to Esther Blech for $100,000 an unsecured promissory note due September 1997 in the principal amount of $100,000 and bearing interest at the rate of 8% per annum. In September 1996, Esther Blech transferred her promissory note to the Edward Blech Trust. Pursuant to the terms of these promissory notes, immediately prior to the date of this Prospectus the Company will issue an aggregate of 76,907 shares of Common Stock (based upon an assumed initial public offering price of $6.50 per share) to the holders of these notes in repayment of their outstanding principal amounts.
The Company intends to use approximately $23,447 of the net proceeds of this offering to repay the accrued interest under these promissory notes. Margery Germain is the wife of Mark Germain. Esther Blech is the grandmother of Edward Blech, the sole beneficiary under the Edward Blech Trust.

     In August 1996, Harvey W. Sax, the Company's President and Chief Executive Officer, contributed 3,956 shares of Common Stock to the Company.

     In August 1996, the Company issued and sold to six of its employees an aggregate of 102,855 shares of Common Stock for a total of $468,004, payable through the issuance of promissory notes payable in four equal annual installments, bearing interest at 8% per annum and secured by the shares of Common Stock purchased therewith. Also in August 1996, the Company entered into employment agreements with such persons which provide that for each of the first four years of employment, the Company will issue a bonus to the employee in the amount necessary to repay the annual amount due under such [Apromissory note (plus the taxes due by the employee as a consequences of receiving such bonus). Pursuant to the terms of the employment agreements, the Company will continue to make these annual payments if the employee is terminated other than "for cause," as defined in the employment agreements. Pursuant to the terms of the subscription agreements for such shares, if the employee's employment is terminated within such four-year period, the Company has the right to repurchase that percentage of the shares purchased by the employee which shall equal the percentage of the promissory note which is not yet due, payment for such repurchase to be made by canceling the applicable outstanding amount of the promissory note. Vinod Keni, Treasurer, Chief Financial Officer, Secretary and a director, Gia Bokuchava, Ph.D., Chief Technical Officer and a director, and Krishan Puri, Executive Vice President and a director, purchased 3,956, 39,560 and 29,670 shares of Common Stock, respectively, in this transaction.

     In August, Krishan Puri, Executive Vice President and a director, exercised a warrant to purchase 9,307 shares of Common Stock for a total exercise price of $1.00.

     In August, 1996, HomeCom acquired all of the outstanding capital stock of HomeCom Internet Security Services, Inc. ("HISS"), a Delaware corporation formed in July 1996 to provide Internet and Intranet security system consulting services. In the transaction, the former holders of HISS's capital stock received the right to receive their pro rata share of four annual earnout payments to be paid not later than October 30 of 1997, 1998, 1999 and 2000 (each, an "Annual Earnout"). Each Annual Earnout will be one-fourth of an amount equal to 30% of HISS's gross revenues for the 12 month period ending September 30, 1997; provided, however, that (i) the amount of each Annual Earnout will be limited to the amount of HISS's net profits for the 12-month period ended September 30 immediately preceding the payment date (the"Profit Cap"), (ii) amounts not paid in a year as a result of the Profit Cap will be carried forward to the subsequent year, and (iii) amounts not paid in the fourth year as a result of the Profit Cap will be forfeited. Each Annual Earnout can be paid in whole or in part in cash or, at HomeCom's option, in shares of Common Stock based upon the average trading price of the Common Stock for the ten trading days immediately preceding payment of the Annual Earnout. An Annual Earnout will not be paid if the recipient is then in violation of the non-solicitation and non-competition provisions contained in the Stock Purchase Agreement to which the former holders of HISS's capital stock are subject. Roger Nebel, Vice President and a director of the Company, owned 48% of HISS's outstanding capital stock and will be entitled to receive 48% of the Annual Earnouts. HISS was merged with and into the Company on September 11, 1996.

     In August 1996, HomCom borrowed $45,000 from Esther Blech and issued to her a promissory note due August 1997, bearing interest at 8% per annum. The Company intends to repay the principal and interest owed under this note out of the net proceeds of this offering.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth, with respect to (i) each stockholder known by the Company to be the beneficial owner of more than 5% of the Common Stock,
(ii) each director, and (iii) all executive officers and directors as a group, certain information with respect to the beneficial ownership of the Common Stock as of September 15, 1996 and as adjusted to reflect (a) the issuance immediately prior to the date of this Prospectus of 76,907 shares of Common Stock (based on an assumed initial public offering price of $6.50 per share) in repayment of $499,904 in outstanding indebtedness, and (b) the sale by the Company of the Common Stock offered hereby.



                                                                                                 Percentage of
                                                   Number of Shares    Percentage of Shares    Shares Beneficially
                                                     Beneficially       Beneficially Owned        Owned After
    Name and Address of Beneficial Owner(1)            Owned(2)           Before Offering           Offering
- -----------------------------------------------  --------------------  ----------------------  --------------------
Harvey W. Sax..................................        796,445                  41.4%                 24.5%

Nat Stricklen..................................         93,070                   4.8%                  2.9%

Vinod Keni.....................................          3,956                      *                     *

Krishan Puri...................................         38,977                   2.0%                  1.2%

Gia Bokuchava, Ph.D............................         39,560                   2.1%                  1.2%

Roger Nebel....................................              0                      *                     *

Gregory Abowd, Ph.D............................              0                      *                     *

R. Douglas MacIntyre...........................              0                      *                     *

Winn Schwartau.................................              0                      *                     *

Mark Germain(3)................................        335,052                  17.4%                 11.3%
81 Main Street
White Plains, NY 10601

Margery Germain(4)................................     335,052                  17.4%                 11.3%
6 Olmstead Road
Scarsdale, NY 10583

Sanford Zweifach...............................        111,684                   5.8%                  3.4%
2420 Steiner, No. 11
San Francisco, CA 94115

Esther Blech...................................        148,912                   7.7%                  4.6%
2404 Avenue O
Brooklyn, NY 11210

The Edward Blech Trust(5)......................        297,824                  15.5%                 10.6%
c/o Rabbi Mordechai Jofen
418 Avenue I
Brooklyn, NY 11230

All executive officers and directors as a group
 (9 persons)...................................        972,008                  50.5%                 29.9%

- ------------------------
*Less than 1%.

(1) Except as otherwise noted, the street address of the named beneficial owner is Building 14, Suite 100, 3535 Piedmont Road, Atlanta, Georgia 30305.
(2) Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares of Common Stock beneficially owned, subject to community property laws where applicable.

(3) Includes 335,052 shares of Common Stock owned by Margery Germain, the wife of Mr. Germain, as to which shares Mr. Germain disclaims beneficial ownership. Percentage of shares beneficially owned after the offering gives effect to 30,769 shares of Common Stock to be issued to Mr. Germain immediately prior to the date of this Prospectus (based upon an assumed initial offering price of $6.50 per share) in repayment of $200,000 in outstanding indebtedness. See "Certain Transactions."
(4) Percentage of shares beneficially owned after the offering gives effect to 30,769 shares of Common Stock to be issued to Mark Germain, the husband of Mrs. Germain, immediately prior to the date of this Prospectus (based upon an assumed initial offering price of $6.50 per share) in repayment of $200,000 in outstanding indebtedness, as to which shares Mrs. Germain disclaims beneficial ownership.
(5) Percentage of shares beneficially owned after the offering gives effect to 46,138 shares of Common Stock to be issued immediately prior to the date of this Prospectus (based upon an assumed initial public offering price of $6.50 per share) in repayment of $299,904 in outstanding indebtedness. See "Certain Transactions."

                          DESCRIPTION OF CAPITAL STOCK

     The Company's authorized capital stock consists of 15,000,000 shares of Common Stock, $.0001 par value, and 1,000,000 shares of preferred stock, $.01 par value. As of September 15, 1996, the Company had issued and outstanding 1,923,070 shares of Common Stock. As of such date, there were 16 holders of record of shares of Common Stock. No shares of preferred stock have been issued.

COMMON STOCK

     Holders of shares of Common Stock are entitled to one vote per share for the election of directors and all matters to be submitted to a vote of the Company's stockholders. Subject to the rights of any holders of preferred stock which may be issued in the future, the holders of shares of Common Stock are entitled to share ratably in such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of dissolution, liquidation or winding up of the Company, holders of shares of Common Stock are entitled to share ratably in all assets remaining after payment of all liabilities and the aggregate liquidation preference of outstanding shares of preferred stock. Holders of shares of Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares of Common Stock to be issued by the Company in this offering will be, duly authorized, validly issued, fully paid and nonassessable.

PREFERRED STOCK

     The Company's Restated Certificate of Incorporation authorizes the issuance of preferred stock with designations, rights and preferences determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividends, liquidation, conversion, voting and other rights that could adversely affect the voting power or other rights of the holders of Common Stock. In the event of issuance, the preferred stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company.

CERTAIN CERTIFICATE OF INCORPORATION AND BYLAW PROVISIONS

     The Company's Restated Certificate of Incorporation contains provisions which eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty, other than liability for a breach of the duty of loyalty, acts or omissions not in good faith that constitute a breach of the director's duty to the Company, acts that involve intentional misconduct or a knowing violation of the law, transactions in which the director receives an improper benefit and acts or omissions for which liability is expressly provided by an applicable statute. The Company's Restated Bylaws contain provisions requiring the indemnification of the Company's directors and officers, and persons serving at the request of the Company as a director or officer of another corporation, to the fullest extent permitted under the Delaware General Corporation Law. The Company believes that these provisions are necessary to attract and retain qualified persons as directors and officers of the Company.

STATUTORY BUSINESS COMBINATION PROVISION

     Upon completion of the offering, the Company will be subject to the provisions of Section 203 of the Delaware General Corporation Law ("Section 203"). Section 203 provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person, or affiliate or associate of such person, who is an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless: (i) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder, (ii) the interested stockholder acquired 85% or more of the outstanding voting stock of the corporation in the same transaction that makes it an interested stockholder (excluding shares owned by persons who are both officers and directors of the corporation and shares held by certain employee stock ownership plans) or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. Under Section 203, an "interested stockholder" is defined (with certain limited exceptions) as any person that is (i) the owner of 15% or more of the outstanding voting stock of the corporation or (ii) an affiliate or associate of the corporation that was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

     A corporation may, at its option, exclude itself from the coverage of
Section 203 by amending its certificate of incorporation or bylaws by action of its stockholders to exempt itself from coverage, provided that such charter or bylaw amendment shall not become effective until twelve months after the date it is adopted. Neither the Restated Certificate of Incorporation nor the Restated Bylaws of the Company contains any such exclusion, although the Board of Directors has excluded the stockholders of the Company prior to the offering from the coverage of Section 203.

LISTING

     The Company has applied for listing its Common Stock on the Nasdaq SmallCap Market(TM) under the trading symbol "HMCM."

TRANSFER AGENT AND REGISTRAR

     The transfer agent for the Common Stock is __________.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no public market for the Common Stock, and no assurance can be given that a public market for the Common Stock will develop or be sustained after the offering. Future sales of substantial amounts of Common Stock in the public market could have a material effect on the market price of the Common Stock from time to time.

     Upon completion of this offering, the Company will have outstanding approximately 3,249,977 shares of Common Stock, giving effect to the issuance immediately prior to the date of this Prospectus of 76,907 shares of Common Stock (based upon an assumed initial public offering price of $6.50 per share) in repayment of $499,904 in outstanding indebtedness. See "Certain Transactions." Of these shares, the 1,250,000 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), unless they are purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act (which sales would be subject to certain limitations and restrictions described below).

     The remaining 1,999,977 shares of Common Stock may be sold in the public market only if registered under the Securities Act or pursuant to an exemption from registration such as Rule 144 or 144(k) promulgated thereunder. Certain shares of Common Stock outstanding after the offering will be subject to contractual lock-up agreements with the Underwriters. Specifically, all officers, directors and 5% or greater stockholders have agreed to execute lock-up agreements providing that they will not, directly or indirectly, offer, sell, contract to sell, grant any option to purchase or otherwise dispose of, or agree to dispose of, any shares of Common Stock (other than gifts) until 180 days after the consummation of this offering, at which time their shares will be released from the lock-up.

     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, a person (or persons whose shares are aggregated) who has beneficially owned shares for a least two years (including the holding period of any prior owner except an affiliate) is entitled to sell in "brokers' transactions" or to market makers, within any three-month period, a number of shares that does not exceed the greater of (a) one percent of the number of shares of Common Stock then outstanding (approximately 32,500 shares immediately after this offering) or (b) the average weekly trading volume in the Common Stock during the four calendar weeks preceding the required filing of a Form 144 with respect to such sale. Sales under Rule 144 are subject to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least three years, is entitled to sell such shares without having to comply with the manner of sale, public information, volume limitation or notice filing provisions of Rule 144.
Unless otherwise restricted, "144(k) shares" may therefore be sold immediately upon the completion of this offering. Under Rule 701 under the Securities Act, persons who purchase shares upon exercise of options granted prior to this offering are entitled to sell such shares 90 days after this offering in reliance on Rule 144, without having to comply with the holding period requirements of Rule 144 and, in the case of non-affiliates, without having to comply with the volume limitation or notice filing provisions of Rule 144. In addition, Rule 144A would permit the resale of restricted securities to qualified institutional buyers, subject to compliance with conditions of the Rule. The Company is unable to estimate accurately the number of "restricted" shares that will be sold under Rule 144 because this will depend in part on the market price for the Common Stock, the personal circumstances of the seller and other factors.

     After the completion of this offering, the Company intends to file a Registration Statement on Form S-8 under the Securities Act to register the 220,000 shares of Common Stock reserved for issuance under the Company's Stock Option Plan and the 170,000 shares of Common Stock reserved for issuance under the Company's Non-Employee Directors Plan. After the date of such filings, if not otherwise subject to a lock-up agreement, shares purchased pursuant to the Company's Stock Option Plan and its Non-Employee Directors Plan generally would be available for resale in the public market. The Company has granted options under such Plans to purchase an aggregate of 109,167 shares of Common Stock. See "Management - Stock Option Plans." In addition, in connection with the Company's acquisition of HISS, the Company may issue additional shares of Common Stock. See "Certain Transactions."

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part, the Underwriters named below (the "Underwriters"), have severally, and not jointly, agreed through Ladenburg, Thalmann & Co. Inc., the Representative of the Underwriters, to purchase from the Company, and the Company has agreed to sell to the Underwriters, the aggregate number of shares of Common Stock set forth opposite their respective names.

                                                                    Number of
Underwriters                                                         Shares
- ------------                                                        ---------

Ladenburg, Thalmann & Co. Inc. .................................

                                                                    ---------

    Total.......................................................    1,250,000
                                                                    =========

     The Underwriters are committed to take and pay for all of the shares of Common Stock offered hereby, if any are purchased.

     The Underwriters have advised the Company that they propose to offer all or part of the Common Stock offered directly to the public initially at the price to the public set forth on the cover page of this Prospectus, that they may offer shares to certain dealers at a price that represents a concession of not more than $______ per share and that the Underwriters may allow, and such dealers may re-allow, a concession of not more than $______ per share to certain other dealers. After the commencement of this offering, the price to the public and the concessions may be changed.

     The Company has granted the Underwriters an option, exercisable within 30 days after the date of this Prospectus, to purchase up to 187,500 additional shares of Common Stock at the initial public offering price, less the underwriting discount set forth on the cover page of this Prospectus. The Underwriters may exercise such option solely to cover over-allotments, if any, made in connection with the sale of the shares offered hereby. To the extent the Underwriters exercise such option, each of the Underwriters will be committed, subject to certain conditions, to purchase the same percentage thereof as the percentage of the initial shares to be purchased by that Underwriter.

     The Company has agreed to indemnify the Underwriters and certain related persons against certain liabilities, including certain liabilities under the Securities Act, and to contribute to payments the Underwriters may be required to make in respect thereof.

     The Company and its officers, directors and 5% or greater stockholders have agreed that they will not, directly or indirectly, offer, sell, contract to sell, grant any option to purchase or otherwise dispose of, or agree to dispose of, any shares of Common Stock (other than gifts) for a period of 180 days after the date of this Prospectus, without the prior written consent of the Representative of the Underwriters.

     The Company has agreed to issue to the Representative of the Underwriters and its designees, for their own accounts, warrants to purchase an aggregate of 125,000 shares of Common Stock. The warrants will be exercisable during the four-year period commencing one year after the date of this Prospectus, at an exercise price per share equal to 120% of the initial public offering price. The warrants will contain customary anti-dilution provisions and certain rights to register the shares issuable upon exercise of the warrants under the Securities Act.

     Prior to this offering, there has been no public market for the Common Stock. The initial offering price will be determined by negotiations between the Company and the Representative of the Underwriters. Among the factors to be considered in such negotiations will be the Company's historical results of operations and financial condition, prospects for the Company and for the industry in which the Company operates, the Company's capital structure and the general condition of the securities market.

     The Representative of the Underwriters has informed the Company that the Underwriters do not expect sales to discretionary accounts to exceed 5% of the total number of shares offered hereby, and the Representative of the Underwriters does not intend to confirm sales of shares to any account over which it exercises discretionary authority.

                                 LEGAL MATTERS

     The validity of the issuance of the shares of the Common Stock offered hereby will be passed upon for the Company by Morris, Manning & Martin, L.L.P., Atlanta, Georgia. Morris, Manning & Martin, L.L.P. beneficially owns 9,307 shares of Common Stock. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Willkie Farr & Gallagher, New York, New York.

                                    EXPERTS

     The financial statements as of and for the periods ended December 31, 1994 and 1995 included in this Prospectus have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (of which this Prospectus is a part) under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed therewith. Statements contained in this Prospectus regarding the contents of any contract or any other document referred to herein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, including exhibits and schedules thereto, filed by the Company with the Commission may be inspected, without charge, and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, Room 1024; 7 World Trade Center, New York, New York 10048, Room 1400; and 500 West Madison Street, Chicago, Illinois 60661, Suite 1400. Copies of such materials also may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, Room 1024, at prescribed rates. In addition, the Company is required to file electronic versions of these documents with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

                      GLOSSARY OF CERTAIN TECHNICAL TERMS



FDDI:             Fiber distributed data interface.  A standard for distributing data on optical fiber cables at a rate of approximately 100 million bits-per-second.

HTML:             Hypertext markup language.  The computer language in which electronic information is published on the Web.

HTTP:             Hypertext transfer protocol.  The standard communications protocol used to retrieve information on the Web.
                  Hypertext transfer protocol makes browsing possible.  The user clicks on hypertext links in a Web document and moves within that document or to another document that may be located on a different computer.

Hypertext links:  Text in a Web site that links to other documents within that Web site or to other unrelated Web sites, allowing movement through information on the Web.

Internet:         An open global network of interconnected commercial, educational and government computer networks that allows any interconnected computer to communicate with any other interconnected computer utilizing a common communications protocol, TCP/IP.

Intranet:         Network inside a company or organization that employs a TCP/IP network protocol for internal communications rather than using a proprietary protocol, facilitating communications using Internet tools and applications.

Protocol:         The rules two or more machines must follow in order to exchange information.

Server:           A computer in a network shared by multiple users (or clients).  A high speed computer in a LAN that stores the programs and data files shared by users on the network.

SNMP:             Simple network management protocol.  A protocol for managing devices such as servers and routers.

SONET:            Synchronous optical network.  A circuit transmission technology that allows the building of high speed fault tolerant networks.

TCP/IP:           Transmission Control Protocol/Internet Protocol.  A compilation of network and transport-level protocols that allow computers with different architectures and operating system software to communicate with other computers on the Internet or an Intranet.

World Wide Web,
or the Web:       The world wide network of computer servers that uses a special communications protocol (i.e., HTTP) that links different servers throughout the Internet and enables non-technical users to access graphic information, including graphics, video, photographs, audio and text contained therein.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of HomeCom Communications, Inc.

     We have audited the accompanying balance sheets of HomeCom Communications, Inc. as of December 31, 1995 and 1994, and the related statements of operations, stockholders' equity and cash flows for the year ended December 31, 1995 and for the period from December 2, 1994 (date of incorporation) to December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of HomeCom Communications, Inc. as of December 31, 1995 and 1994, and the results of its operations and its cash flows for the year ended December 31, 1995 and for the period from December 2, 1994 (date of incorporation) to December 31, 1994, in conformity with generally accepted accounting principles.


                                                 COOPERS & LYBRAND L.L.P.

Atlanta, Georgia
March 11, 1996

                          HOMECOM COMMUNICATIONS, INC.

                                 BALANCE SHEETS
                  DECEMBER 31, 1994 AND 1995 AND JUNE 30, 1996


                                                                DECEMBER 31,
                                                        -----------------------------
                                                            1994           1995             JUNE 30, 1996
                                                        ------------  ---------------  ----------------------
                                                                                             (UNAUDITED)
                        ASSETS
CURRENT ASSETS:
 Cash and cash equivalents............................   $ 8,455         $129,095            $  346,158
 Accounts receivable, net.............................     -----           86,325               262,177
 Other current assets.................................     -----              148                   821
                                                        --------         --------            ----------
  Total current assets................................     8,455          215,568               609,156

FURNITURE, FIXTURES AND EQUIPMENT, NET................     -----           30,015               286,109
SOFTWARE DEVELOPMENT COSTS, NET                            -----            -----                19,881
DEPOSITS..............................................     1,799            1,799                51,799
                                                        --------         --------            ----------
  Total assets........................................  $ 10,254         $247,382            $  966,945
                                                        ========         ========            ==========
         LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
 Accounts payable and accrued expenses................  $ ------         $ 14,287            $   74,001
 Accrued salaries and payroll taxes payable...........     -----           25,010               118,625
 Accrued vacation.....................................     -----             ----                22,279
 Current portion of notes payable.....................     -----            -----                12,019
 Unearned revenue.....................................     -----           42,479               148,041
                                                        --------         --------            ----------
  Total current liabilities...........................     -----           81,776               374,965
NOTE PAYABLE..........................................     -----            -----                53,346
NOTES PAYABLE TO STOCKHOLDERS.........................     -----          160,792               558,415
OTHER LIABILITIES.....................................     -----            -----                29,421
                                                        --------         --------            ----------
  Total Liabilities...................................     -----          242,568             1,016,147
                                                        --------         --------            ----------
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Common stock, no par value at December 31, 1994 and
   1995, $.0001 par value at June 30, 1996; 1,500 shares
   authorized and 1,000 shares issued and outstanding at
   December 31, 1994 and 1995; 15,000,000 shares
   authorized, 1,786,943 shares issued and outstanding
   at June 30, 1996...................................    27,706           27,706                   179
Additional paid-in capital............................                                           27,623
Accumulated deficit...................................   (17,452)         (22,892)              (77,004)
                                                        --------         --------            ----------
  Total stockholders' equity (deficit)................    10,254            4,814               (49,202)
                                                        --------         --------            ----------
  Total liabilities and stockholders' equity
    (deficit).........................................  $ 10,254         $247,382            $  966,945
                                                        ========         ========            ==========

   The accompanying notes are an integral part of these financial statements.

                          HOMECOM COMMUNICATIONS, INC.

                            STATEMENTS OF OPERATIONS
          FOR THE PERIOD FROM DECEMBER 2, 1994 (DATE OF INCORPORATION)
             TO DECEMBER 31, 1994, THE YEAR ENDED DECEMBER 31, 1995
                AND THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996

                                                                                  SIX MONTHS ENDED
                                     DECEMBER 2 TO        YEAR ENDED                    JUNE 30,
                                     DECEMBER 31,        DECEMBER 31,    ---------------------------------
                                         1994                1995             1995              1996
                                 --------------------  ----------------  ---------------  ----------------
                                                                                    (UNAUDITED)
NET SALES:
 Service sales.................      $    -----          $  327,574        $   38,961        $  695,607
 Equipment sales...............           -----               -----             -----           121,699
                                     ----------          ----------        ----------        ----------
  Total net sales..............           -----             327,574            38,961           817,306
                                     ----------          ----------        ----------        ----------
COST OF SALES:
 Cost of services..............           -----              59,871            19,203           119,021
 Cost of equipment sold........           -----               -----             -----            77,476
                                     ----------          ----------        ----------        ----------
  Total cost of sales..........           -----              59,871            19,203           196,497
                                     ----------          ----------        ----------        ----------
GROSS PROFIT...................           -----             267,703            19,758           620,809
                                     ----------          ----------        ----------        ----------
OPERATING EXPENSES:
 Sales and marketing...........           1,045             124,253            27,292           217,535
 Product development...........           -----              20,239             -----            26,581
 General and administrative....          16,407             121,313            37,168           387,281
 Depreciation..................           -----               3,722               131            27,948
                                     ----------          ----------        ----------        ----------
  Total operating expenses.....          17,452             269,527            64,591           659,345
                                     ----------          ----------        ----------        ----------
OPERATING LOSS.................         (17,452)             (1,824)          (44,833)          (38,536)

OTHER EXPENSES:
 Interest expense, net.........           -----               3,469             2,733            15,576
 Other.........................           -----                 147             -----             -----
                                     ----------          ----------        ----------        ----------
LOSS BEFORE INCOME TAX BENEFIT.         (17,452)             (5,440)          (47,566)          (54,112)
INCOME TAX BENEFIT.............           -----               -----             -----             -----
                                     ----------          ----------        ----------        ----------

NET LOSS.......................      $  (17,452)         $   (5,440)       $  (47,566)       $  (54,112)
                                     ==========          ==========        ==========        ==========
UNAUDITED PRO FORMA NET LOSS
 DATA:
 Loss before income tax benefit      $  (17,452)         $   (5,440)       $  (47,566)       $  (54,112)
 Pro forma adjustment to
 reflect federal and state
 income tax benefit (actual for
 period subsequent to February
 8, 1996)......................           -----               -----             -----             -----
                                     ----------          ----------        ----------        ----------
 Pro forma net loss............      $  (17,452)         $   (5,440)       $  (47,566)       $  (54,112)
                                     ==========          ==========        ==========        ==========
 Pro forma net loss per common
 and common equivalent share...      $     (.01)         $     (.00)       $     (.03)       $     (.03)
                                     ==========          ==========        ==========        ==========
 Pro forma weighted average
 common and common equivalent
 shares outstanding............       1,866,067           1,866,067         1,866,067         1,866,067
                                     ==========          ==========        ==========        ==========

   The accompanying notes are an integral part of these financial statements.

                          HOMECOM COMMUNICATIONS, INC.

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
          FOR THE PERIOD FROM DECEMBER 2, 1994 (DATE OF INCORPORATION)
             TO DECEMBER 31, 1994, THE YEAR ENDED DECEMBER 31, 1995
                     AND THE SIX MONTHS ENDED JUNE 30, 1996


                                     COMMON STOCK      ADDITIONAL                    TOTAL
                                 --------------------   PAID-IN    ACCUMULATED   STOCKHOLDERS'
                                  SHARES     AMOUNT     CAPITAL      DEFICIT    EQUITY (DEFICIT)
                                 ---------  ---------  ----------  -----------  ----------------
ISSUANCE OF STOCK,
December 2, 1994................     1,000  $ 27,706                                   $ 27,706
NET LOSS........................                                     $(17,452)          (17,452)
                                 ---------  --------                 --------          --------
BALANCE, December 31, 1994 .....     1,000    27,706                  (17,452)           10,254

NET LOSS........................                                       (5,440)           (5,440)
                                 ---------  --------                 --------          --------
BALANCE, December 31, 1995......     1,000    27,706                  (22,892)            4,814

ISSUANCE OF STOCK
(unaudited).....................    18,200        96                                         96

NET LOSS (unaudited)                                                  (54,112)          (54,112)

93.07-for-one stock split and
recapitalization (unaudited).... 1,767,743   (27,623)     $27,623
                                 ---------  --------      -------    --------          --------
BALANCE, June 30, 1996
(unaudited)..................... 1,786,943  $    179      $27,623    $(77,004)         $(49,202)
                                 =========  ========      =======    ========          ========

   The accompanying notes are an integral part of these financial statements.

                          HOMECOM COMMUNICATIONS, INC.

                            STATEMENTS OF CASH FLOWS
          FOR THE PERIOD FROM DECEMBER 2, 1994 (DATE OF INCORPORATION)
             TO DECEMBER 31, 1994, THE YEAR ENDED DECEMBER 31, 1995
                AND THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996

                                                                                      SIX MONTHS ENDED
                                                   DECEMBER 2 TO       YEAR ENDED         JUNE 30,
                                                    DECEMBER 31,      DECEMBER 31,  ---------------------
                                                        1994              1995        1995        1996
                                                --------------------  ------------  ---------  ----------
                                                                                         (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss.....................................       $(17,452)        $  (5,440)    $(47,566)  $ (54,112)
 Adjustments to reconcile net loss to cash
  used in operating activities:
  Depreciation................................          -----             3,722          131      27,948
  Provision for bad debts.....................          -----             2,485       ------      10,015
  Deferred rent expense.......................          -----             -----       ------      29,421
  Change in operating assets and liabilities:
    Accounts receivable.......................          -----           (88,810)      (7,253)   (185,867)
    Other current assets......................          -----              (148)        (571)       (673)
    Deposits..................................         (1,799)           ------       ------     (50,000)
    Accounts payable and accrued expenses.....          -----            14,287       16,062      59,714
    Accrued salaries and payroll taxes payable          -----            25,010       ------      93,615
    Accrued vacation..........................          -----             -----       ------      22,279
    Unearned revenue..........................          -----            42,479       ------     105,562
                                                     --------         ---------     --------   ---------
 Net cash (used in) provided by operating
 activities...................................        (19,251)           (6,415)     (39,197)     57,902
                                                     --------         ---------     --------   ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of furniture, fixtures and equipment          -----           (33,737)      (5,986)   (284,042)
 Software development costs...................          -----             -----        -----     (19,881)
                                                     --------         ---------     --------   ---------
 Net cash used in investing activities........          -----           (33,737)      (5,986)   (303,923)
                                                     --------         ---------     --------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Issuance of common stock.....................         27,706            ------       ------          96
 Proceeds from note payable...................         ------            ------       ------      70,000
 Repayment of note payable....................         ------            ------       ------      (4,635)
 Proceeds of notes payable to stockholders....         ------           163,497       49,495     399,904
 Repayment of notes payable to stockholders...         ------            (2,705)      ------      (2,281)
                                                     --------         ---------     --------   ---------
 Net cash provided by financing activities....         27,706           160,792       49,495     463,084
                                                     --------         ---------     --------   ---------
NET INCREASE IN CASH AND CASH EQUIVALENTS.....          8,455           120,640        4,312     217,063
CASH AND CASH EQUIVALENTS at beginning of
 period.......................................              0             8,455        8,455     129,095
                                                     --------         ---------     --------   ---------
CASH AND CASH EQUIVALENTS at end of period....       $  8,455         $ 129,095     $ 12,767   $ 346,158
                                                     ========         =========     ========   =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
INFORMATION:
   Cash paid during the period for interest...       $      0         $   3,469     $  2,733   $   3,383
                                                     ========         =========     ========   =========

   The accompanying notes are an integral part of these financial statements.

HOMECOM COMMUNICATIONS, INC.
NOTES TO FINANCIAL STATEMENTS
(INFORMATION AS OF JUNE 30, 1996 AND FOR THE SIX-MONTH PERIOD THEN ENDED IS UNAUDITED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Description of Business

     HomeCom Communications, Inc. (the "Company") develops and markets specialized software applications and products and provides services that enable businesses to use the Internet and Intranets to obtain and communicate important business information, conduct commercial transactions and improve business productivity. HomeCom provides Internet/Intranet services in one business segment in five integrated areas: customized software applications design, development and integration; World Wide Web site development; Internet outsourcing services; specialized Internet-enabled software products; and security consulting and integration services.

Cash and Cash Equivalents

     For purposes of the statement of cash flows, management considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Accounts Receivable, Net

     Accounts receivable are shown net of the allowance for doubtful accounts. The allowance was $0, $2,485 and $12,500 at December 31, 1994, December 31, 1995 and June 30, 1996, respectively.

Furniture, Fixtures and Equipment, Net

     Furniture, fixtures and equipment are recorded at cost less accumulated depreciation, which is computed using the straight-line method over the estimated useful lives of the related assets (three to five years). Maintenance and repairs are charged to expense as incurred. Upon sale, retirement or other disposition of these assets, the cost and the related accumulated depreciation are removed from the respective accounts and any gain or loss on the disposition is included in income.

Income Taxes

     Prior to February 9, 1996, the Company qualified as an S Corporation for federal and state income tax purposes. Accordingly, no provision was made for income taxes for its operations prior to February 9, 1996. Individual stockholders report their share of the Company's taxable income or loss on their respective individual income tax returns. The Company's taxable income or loss allocated to the stockholders differs from book income primarily due to the use of accelerated methods for depreciating furniture, fixtures and equipment for income tax purposes.

     Effective February 9, 1996, the Company converted from an S corporation to a C corporation for income tax purposes and is, therefore, subject to corporate income taxes. Deferred income tax assets and liabilities will be recorded to reflect differences between the bases of the Company's assets and liabilities for financial reporting and income tax purposes. The net deferred income tax asset of approximately $25,000 at June 30, 1996 is primarily due to operating loss carryforwards generated since February 9, 1996 and is fully offset by a valuation allowance. The effect of a change in the valuation allowance that results from a change in circumstances that causes a change in judgment about the realizability of the related deferred tax asset in future years would be included in income in that period. The statements of operations include a presentation of the unaudited pro forma effects of income taxes on the Company's operations as if the Company had been subject to corporate income taxes for all periods presented.

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

(INFORMATION AS OF JUNE 30, 1996 AND FOR THE SIX-MONTH PERIOD THEN ENDED IS UNAUDITED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED:

Software Development Costs, Net

     The Company capitalizes internal software development costs in accordance with Statement of Financial Accounting Standards No. 86, "Accounting For Costs of Computer Software To Be Sold, Leased, or Otherwise Marketed". The capitalization of these costs begins when a product's technological feasibility has been established and ends when the product is available for general release to customers. Amortization is computed on an individual product basis and is the greater of (a) the ratio of current gross revenues for a product to the total current and anticipated future gross revenues for the product or (b) the straight-line method over the estimated economic life of the product. As of June 30, 1996, amortization had not begun on any of the Company's products because no products were in general release.

Interim Financial Statements (Unaudited)

     The unaudited balance sheet as of June 30, 1996 and the unaudited statements of operations, stockholders' equity (deficit) and cash flows for the six months ended June 30, 1995 and 1996, in the opinion of management, have been prepared on the same basis as the audited financial statements and include all significant adjustments, consisting only of normal recurring entries, necessary for a fair presentation of the results of the interim periods. The data disclosed in these notes to the financial statements for these periods are also unaudited. Operating results for the six months ended June 30, 1996 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1996.

Revenue Recognition

     The Company recognizes revenue on web page development and specialized software application contracts using the percentage-of-completion method. Revenues related to other services are recognized as the services are performed. Unearned revenue represents the liability to perform services related to amounts previously billed by the Company.

Recently Issued Accounting Standards

     In March 1995, Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of" ("SFAS 121"), was issued. Under SFAS 121, an impairment loss must be recognized for long-lived assets and certain identifiable intangibles to be held and used by an entity, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. SFAS 121 is effective for financial statements issued for fiscal years beginning after December 15, 1995, and must be adopted on a prospective basis. Restatement of previously issued financial statements is not permitted. The Company adopted SFAS 121 effective January 1, 1996. Such adoption did not have a material effect on the financial condition or results of operations of the Company.

     In October 1995, Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), was issued. SFAS 123 requires that an entity account for employee stock compensation under a fair value based method. However, SFAS 123 also allows an entity to continue to measure compensation cost for employee stock-based compensation using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("Opinion 25"). Entities electing to continue accounting under Opinion 25 are required to make pro forma disclosures of net income and earnings per share as if the fair value based method of accounting under SFAS 123 had been applied. The Company has elected to measure compensation cost under Opinion 25 and will adopt the disclosure requirements of SFAS 123 in its 1996 annual financial statements.

Fair Value of Financial Instruments

     The carrying amounts reported in the balance sheet for the Company's cash, accounts receivable, accounts payable and debt approximate fair value due to the short-term nature of these instruments.

Advertising Expenses

     All advertising costs are expensed when incurred.

(INFORMATION AS OF JUNE 30, 1996 AND FOR THE SIX-MONTH PERIOD THEN ENDED IS UNAUDITED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED:

Loss Per Common Share

     Loss per common share is based on the Company's common stock and is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the period. Dilutive common equivalent shares consist of stock options and warrants (calculated using the treasury stock method at the assumed initial public offering price of $6.50 per share). Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, common stock issued for consideration below the assumed initial public offering price per share and stock options issued with exercise prices below such price during the twelve-month period preceding the proposed date of the initial filing of the registration statement have been included in the calculation of common shares, using the treasury stock method, as if they were outstanding for all periods presented. All per share data has been retroactively adjusted to reflect the 93.07-for-one stock split approved by the Board of Directors on September 11, 1996 and effective September 11, 1996.

Basis of Presentation - Going Concern

     The Company's financial statements are prepared using generally accepted accounting principles applicable to a going concern which contemplate the realization of assets and liquidation of liabilities in the normal course of business. The Company has incurred cumulative losses since its incorporation through June 30, 1996, and has not established revenues sufficient to cover its operating costs. Management believes that cash generated through operations and a public offering of its common stock and the conversion of debt to equity will generate the required capital necessary to continue as a going concern.


2.  FURNITURE, FIXTURES AND EQUIPMENT, NET:

     Furniture, fixtures and equipment, net, are comprised of the following as of:


                                           DECEMBER 31, 1995  JUNE 30, 1996
                                           -----------------  -------------
                                                               (UNAUDITED)
Furniture and fixtures...................      $ 3,187          $123,800
Computer equipment.......................       30,550           193,979
                                               -------          --------
                                                33,737           317,779
Less:  accumulated depreciation..........       (3,722)          (31,670)
                                               -------          --------
                                               $30,015          $286,109
                                               =======          ========

3.  NOTES PAYABLE:

     Notes payable are comprised of the following as of:


                                                     DECEMBER 31,
                                                   ----------------   JUNE 30,
                                                    1994     1995       1996
                                                   ------  --------  -----------
                                                                     (UNAUDITED)
Promissory notes payable to stockholders and
affiliates (interest accrues at 8%), payable
September 1997, non-collateralized, payable in
cash and/or through issuance of shares of common
stock at the effectiveness of an initial public
offering at the initial public offering price
per share.  The Company intends to issue shares
in payment of the principal amounts payable
under the notes..................................  ------  $100,000     $499,904

(INFORMATION AS OF JUNE 30, 1996 AND FOR THE SIX-MONTH PERIOD THEN ENDED IS UNAUDITED)

3.  NOTES PAYABLE, CONTINUED:

Promissory note payable to a stockholder
(interest accrues at the prime rate plus 1%),
payable September 12, 2000.......................       ------    60,792    58,511

Promissory note payable to a bank (interest
accrues at 10%), payable in 60 equal monthly
installments through February, 2001, collateralized
by certain trade receivables and equipment.......       ------    ------    65,365
                                                      --------  --------  --------

                                                        ------   160,792   623,780
Less current maturities of notes payable.........       ------    ------    12,019
                                                      --------  --------  --------
                                                        ------  $160,792  $611,761
                                                      ========  ========  ========

Future principal payments on notes payable at December 31, 1995 are as follows:

                             1996.......................  $      0
                             1997.......................   100,000
                             1998.......................         0
                             1999.......................         0
                             2000.......................    60,792

Interest expense on the notes payable to stockholders and affiliates during 1995 and the six months ended June 30, 1996 was $3,469 and $14,548, respectively.

4.  COMMITMENTS AND CONTINGENCIES:

     The Company leases office space and equipment under noncancelable operating lease agreements expiring through 1999. Future minimum lease payments under operating leases are as follows as of December 31, 1995:

                               1996.......................  $22,585
                               1997.......................   22,598
                               1998.......................    7,389
                               1999.......................    6,470

     During January 1996, the Company executed a five-year lease for new office space. Future minimum annual lease payments are approximately $110,000 for the year ending December 31, 1996 and approximately $241,000 per year for the remainder of the lease term. The total amount of the base rent payments is being charged to expense on a straight-line method over the term of the lease. The Company has recorded a deferred credit to reflect the excess of rent expense over cash payments since inception of the lease.

     Rental expense under such operating leases for the period December 2, 1994 to December 31, 1994, the year ended December 31, 1995 and the six months ended June 30, 1995 and 1996 was $1,299, $22,188, $10,703 and $86,072,
respectively.

     Various legal proceedings may arise in the normal course of business. Management does not believe that there are currently any asserted or unasserted claims that will have a material adverse effect on the financial position, results of operations or cash flows of the Company.

(INFORMATION AS OF JUNE 30, 1996 AND FOR THE SIX-MONTH PERIOD THEN ENDED IS UNAUDITED)

5.  CONCENTRATION OF CREDIT RISKS:

     Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable.

     The Company places its cash and cash equivalents with quality financial institutions. The Company had deposits in excess of federally insured amounts of approximately $246,000 at June 30, 1996.

     Concentration of credit risk with respect to trade receivables is monitored by the Company through ongoing credit evaluations of its customers' financial condition. The Company's sales to its five largest customers represented approximately 46% and 42% of total revenues for the year ended December 31, 1995 and the six months ended June 30, 1996, respectively. The five most significant customer balances represented approximately 73% and 55% of the accounts receivable balance at December 31, 1995 and June 30, 1996, respectively. For the period ended June 30, 1996, the Company generated approximately 21% of its revenues from Modem Media Advertising and approximately 11% of its revenues from Vital Integration Systems, Inc. No other company accounted for more than 10% of the revenues of the Company.

6.  EQUITY TRANSACTIONS:

     All share and per share amounts presented below have been adjusted to reflect the 93.07-for-one stock split effective September 11, 1996.

     During 1995, the Company issued warrants to its Board of Advisors to purchase 37,228 shares of common stock for total consideration of $4.00. The warrants were granted at the fair market value of the common stock at the time of issuance. Accordingly, no discount was recorded. These warrants were exercised in August 1996.

     During February 1996, the Company issued 707,332 additional shares to the previous sole stockholder, 93,070 shares to an executive officer of the Company pursuant to the exercise of options granted in connection with the founding of the Company, and 893,472 shares to four private investors.

     In August 1996, the Company sold to certain key employees an aggregate of 102,855 shares of common stock for an aggregate consideration of $468,004, payable through the issuance of promissory notes payable in four equal installments, bearing interest at 8% per annum and secured by the shares of common stock purchased therewith. Also in August 1996, the Company entered into employment agreements with such persons which provide that, assuming continued employment with the Company, for each of the first four years of employment, the Company will issue a bonus to the employee in the amount necessary to repay the annual amount due under such promissory note (plus the taxes due by the employee as a consequence of receiving such bonus). For financial reporting purposes, these notes receivable will be presented as a separate component of stockholders' equity.

     In September 1996, the Company amended and restated its Certificate of Incorporation (i) to reclassify its common stock from no par value stock to stock with a par value of $0.0001 per share, (ii) to increase the authorized shares of common stock to 15,000,000, and (iii) to authorize the issuance of 1,000,000 shares of $0.01 par value preferred stock. No preferred stock has been issued.

     In September 1996, the Board of Directors approved a 93.07-for-one stock split effected in the form of a stock dividend, whereby each common stockholder of record as of September 11, 1996 received on September 11, 1996,
92.07 additional shares of common stock for each share owned as of the record date. As a result of the stock split and the above recapitalization, 1,767,743 shares were issued and $27,623 was transferred from Common Stock to Paid-In Capital. The stock split and recapitalization have been reflected in the Balance Sheet and Statement of Stockholders' Equity (Deficit) as of June 30, 1996. Weighted average common shares outstanding and per share amounts for all periods presented have been restated to reflect the stock split.

     In September 1996, the Company established the Company's Stock Option Plan (the "1996 Plan") whereby the Company may issue to officers, employees, consultants and other key persons options to purchase up to 220,000 shares of common stock. The 1996 Plan allows for grant of incentive and nonqualified stock options. Options granted under the 1996 Plan are granted at an exercise price which is determined by the Board of Directors. The exercise price of the incentive stock options shall not be less than the fair market value of the common stock on the date of grant. Options are exercisable in installments as designated by the Board of Directors. Incentive options granted under the 1996 Plan shall expire no later than

(INFORMATION AS OF JUNE 30, 1996 AND FOR THE SIX-MONTH PERIOD THEN ENDED IS UNAUDITED)

6.  EQUITY TRANSACTIONS, CONTINUED:

10 years after date of grant. In September 1996, 79,167 options were granted under the 1996 Plan, of which 23,615 are exercisable at $4.55 per share and 55,552 are exercisable at $6.50 per share. These options vest ratably over a four-year period.

     In September 1996, the Company established the Company's Non-Employee Director Stock Option Plan (the "Directors' Plan") whereby the Company may issue to non-employee directors options to purchase up to 170,000 shares of common stock. Options granted under the Directors' Plan are intended to be incentive stock options. Consequently, options granted under the Directors' Plan are granted at an exercise price which is determined by the Board of Directors which shall not be less than fair market value of the common stock on the date of grant. Options are exercisable in installments as designated by the Board of Directors, and shall expire no later than 10 years after the date of grant. In September 1996, 30,000 options were granted under the Directors' Plan. These options vest over a two-year period and are exercisable at $6.50 per share.

     Options historically have been granted based on an amount greater than or equal to the fair value of the shares at the date of grant. Since no quoted market price was available prior to the Company's proposed initial public offering, the best estimate of the fair value of the stock was determined by the Board of Directors.

7.  ACQUISITION:

     In August, 1996, HomeCom acquired all of the outstanding capital stock of HomeCom Internet Security Services, Inc. ("HISS"), a Delaware corporation formed in July 1996 to provide Internet and Intranet security system consulting services. In the transaction, the former holders of HISS's capital stock received the right to receive their pro rata share of four annual earnout payments to be paid not later than October 30 of 1997, 1998, 1999 and 2000 (each, an "Annual Earnout"). Each Annual Earnout will be one-fourth of an amount equal to 30% of HISS's gross revenues for the 12 month period ending September 30, 1997; provided, however, that (i) the amount of each Annual Earnout will be limited to the amount of HISS's net profits for the 12-month period ended September 30 immediately preceding the payment date (the "Profit Cap"), (ii) amounts not paid in a year as a result of the Profit Cap will be carried forward to the subsequent year, and (iii) amounts not paid in the fourth year as a result of the Profit Cap will be forfeited. Each Annual Earnout can be paid in whole or in part in cash or, at HomeCom's option, in shares of Common Stock based upon the average trading price of the Common Stock for the ten trading days immediately preceding payment of the Annual Earnout. An Annual Earnout will not be paid if the recipient is then in violation of the non-solicitation and non-competition provisions contained in the Stock Purchase Agreement to which the former holders of HISS's capital stock are subject.

     HISS was formed in July 1996 and was in its start-up phase at the date of acquisition. The purchase consideration is contingent on achieving specified earnings levels in future periods and is not currently estimable. When such amounts are determinable, the consideration, if any, will be recognized and amortized over the remaining life of the intangible assets acquired.

8.  RELATED PARTY TRANSACTIONS:

     In August 1996, the Company borrowed $45,000 from a stockholder under the terms of a one year promissory note bearing interest at eight percent per annum.

     The Company has entered into an employment agreement with its Chief Executive Officer and principal stockholder which expires December 31, 2000.

9.  PRO FORMA INCOME TAXES (UNAUDITED):

     As described in Note 1, the Company previously elected S Corporation status under the provisions of the Internal Revenue Code. In February 1996, the Company elected C Corporation status.

     The following unaudited pro forma information has been determined based upon the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". This information reflects income tax expense that the Company would have incurred had it been subject to Federal and state income taxes. The Company would not have a Federal and state income tax provision because of net operating loss carryforwards for all periods presented.

(INFORMATION AS OF JUNE 30, 1996 AND FOR THE SIX-MONTH PERIOD THEN ENDED IS UNAUDITED)

9.  PRO FORMA INCOME TAXES (UNAUDITED), CONTINUED:

     The pro forma income tax benefit differs from the amounts computed by applying the Federal statutory rate of 34% to loss before taxes as follows:


                                                                                   SIX MONTHS ENDED
                                                                                        JUNE 30,
                                       DECEMBER 2 TO     YEAR ENDED         ----------------------------
                                        DECEMBER 31,     DECEMBER 31,           1995             1996
                                           1994             1995            (UNAUDITED)      (UNAUDITED)
                                         --------         --------          -----------      -----------
Tax benefit at the statutory rate        $ 5,934          $ 1,850             $ 16,172         $ 18,398
Valuation allowance                       (5,934)          (1,850)             (16,172)         (18,398)
                                         -------          -------             --------         --------
                                         $     0          $     0             $      0         $      0
                                         =======          =======             ========         ========

================================================================================


     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN SO AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE ANY OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.
                               __________________

                               TABLE OF CONTENTS

                                                                              Page

      Prospectus Summary...................................................    3
      Risk Factors.........................................................    7
      Use of Proceeds......................................................   11
      Dividend Policy......................................................   11
      Dilution.............................................................   12
      Capitalization.......................................................   13
      Selected Historical and Pro Forma Financial Data.....................   14
      Management's Discussion and Analysis of Financial Condition and
       Results of Operations...............................................   16
      Business.............................................................   19
      Management...........................................................   32
      Certain Transactions.................................................   35
      Principal Stockholders...............................................   37
      Description of Capital Stock.........................................   38
      Shares Eligible for Future Sale......................................   39
      Underwriting.........................................................   40
      Legal Matters........................................................   41
      Experts..............................................................   41
      Additional Information...............................................   41
      Glossary of Certain Technical Terms..................................   42
      Index to Financial Statements........................................   F-1



                               __________________

     Until ________________, 1996 (25 days after the date of this Prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.

================================================================================

================================================================================
- --------------------------------------------------------------------------------

                                1,250,000 SHARES

                          HOMECOM COMMUNICATIONS, INC.


                                  COMMON STOCK

                                     [LOGO]

                        ________________________________

                                   PROSPECTUS

                            ________________________


                         LADENBURG, THALMANN & CO. INC.






                           ___________________, 1996


- --------------------------------------------------------------------------------
================================================================================

                                    PART II

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION



Securities and Exchange Commission registration fee...   $3,469.83
National Association of Securities Dealers, Inc. fee..   $1,506.25
Nasdaq SmallCap Market(TM) listing fee................   $8,249.98
Accountants' fees and expenses........................   $*
Legal fees and expenses...............................   $*
Blue Sky fees and expenses............................   $*
Transfer Agent's fees and expenses....................   $*
Printing and engraving expenses.......................   $*
Miscellaneous.........................................   $*
Total Expenses........................................   ---------
                                                         $*

- ------------
*To be completed by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Delaware General Corporation Law (the "DGCL") permits a corporation to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of duty of care or other duty as a director, provided that no provision shall eliminate or limit the liability of a director: (A) for an appropriation, in violation of his duties, of any business opportunity of the corporation; (B) for acts or omissions which involve intentional misconduct or a knowing violation of law;
(C) for unlawful corporate distributions; or (D) for any transaction from which the director received an improper personal benefit. This provision pertains only to breaches of duty by directors in their capacity as directors (and not in any other corporate capacity, such as officers) and limits liability only for breaches of fiduciary duties under Delaware corporate law (and not for violation of other laws, such as the federal securities laws). The Company's Restated Certificate of Incorporation (the "Restated Certificate") exonerates the Company's directors from monetary liability to the extent permitted by this statutory provision.

     The Company's Restated Certificate of Incorporation and Restated Bylaws (the "Restated Bylaws") also provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action by or in the right of the Company), by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including reasonable attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company (and with respect to any criminal action or proceeding, if such person had no reasonable cause to believe such person's conduct was unlawful), to the maximum extent permitted by, and in the manner provided by, the DGCL.

     Notwithstanding any provisions of the Company's Restated Certificate of Incorporation and Restated Bylaws to the contrary, the DGCL provides that the Company shall not indemnify a director or officer for any liability incurred in a proceeding in which the director is adjudged liable to the Company or is subjected to injunctive relief in favor of the Company: (1) for any appropriation, in violation of his duties, of any business opportunity of the Company; (2) for acts or omissions which involve intentional misconduct or a knowing violation of law; (3) for unlawful corporate distributions; or (4) for any transaction from which the director or officer received an improper personal benefit.

     Section 6 of the Underwriting Agreement filed as Exhibit 1.1 hereto also contains certain provisions pursuant to which certain officers, directors and controlling persons of the Company may be entitled to be indemnified by the underwriters named therein.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     The following list describes sales by the Registrant of securities in the past three years which were not registered under the Securities Act of 1933, as amended (the "Securities Act").

     All share amounts have been adjusted to reflect the Registrant's September 1996 recapitalization and 93.07-for-1 stock split.

     1. In December 1994, in connection with the incorporation of the Registrant, the Registrant issued and sold to its sole stockholder 93,070 shares of Common Stock for $27,706.

     2. In February 1996, in connection with the recapitalization of the Registrant, the Registrant issued and sold 707,332 shares of Common Stock to its President, Chief Executive Officer and sole stockholder for a total purchase price of $760.

     3. In February 1996, the Registrant issued and sold 93,070 shares of Common Stock to its Senior Vice President for a total purchase price of $10 upon the exercise of stock options granted in connection with the founding of the Registrant.

     4. Pursuant to a privately negotiated transaction with five investors, the Registrant issued and sold to four of the investors in February 1996 an aggregate of 893,472 shares of Common Stock for a total purchase price of $96, and issued and sold to three of the investors in February, March and May 1996 promissory notes in the aggregate principal amount of $499,904. Pursuant to the terms of such promissory notes, immediately preceding the effectiveness of this Registration Statement, the Registrant intends to issue a total of 76,907 shares of Common Stock (based on an assumed public offering price of $6.50 per share) to the holders of such notes in repayment of the principal amounts owed thereunder.

     5. In August 1996, the Company issued an aggregate of 37,228 shares of Common Stock to four members of its former Board of Advisors upon exercise of warrants, for a total purchase price of $4.00.

     6. In August 1996, the Registrant issued and sold an aggregate of 102,855 shares of Common Stock to six of its employees for a total purchase price of $468,004.22, paid through delivery of 8% promissory notes, payable 25% per year, secured by the shares purchased thereby.

     7. In August 1996, in connection with the Registrant's acquisition of all of the stock of HomeCom Internet Security Services, Inc., a Delaware corporation ("HISS"), the Registrant and the stockholders of HISS entered into a Stock Purchase Agreement which provides that the Registrant may, at its option, issue shares of its Common Stock as all or part of the earnout payments to be paid to such former stockholders pursuant to the Stock Purchase Agreement.

     8. In September 1996, the Registrant granted stock options (i) to three directors under its Non-Employee Directors Stock Option Plan to purchase an aggregate of up to 30,000 shares of Common Stock and (ii) to 24 employees under its Stock Option Plan to purchase an aggregate of up to 79,167 shares of Common Stock.

     The sales and issuances of securities listed above were exempt from registration under the Securities Act pursuant to Sections 4(2) and 3(b) thereof and regulations promulgated thereunder.

ITEM 16.  EXHIBITS


Exhibit
Number           Description
- -------          -----------

1.1     Form of Underwriting Agreement.

3.1     Restated Certificate of Incorporation of the Registrant.

3.2     Restated Bylaws of the Registrant.

4.1 See Exhibits 3.1 and 3.2 for provisions of the Restated Certificate of Incorporation and Restated Bylaws of the Registrant defining rights of the holders of Common Stock of the Registrant.

4.2     Specimen Stock Certificate.*

4.3     Form of Warrant.*

5.1 Opinion of Morris, Manning & Martin, L.L.P., Counsel to the Registrant, as to the legality of the shares being registered.*

10.1 HomeCom Communications, Inc. Stock Option Plan and form of Stock Option Certificate.

10.2 HomeCom Communications, Inc. Non-Employee Directors Stock Option Plan and form of Stock Option Certificate.

10.3 Employment Agreement between the Registrant and Harvey W. Sax, dated January 1, 1996.*

10.4 Form of Employment Agreement entered into between the Registrant and each of its executive officers except Harvey W. Sax.

10.5 Lease Agreement between Property Georgia OBJLW One Corporation and the Registrant, dated January 22, 1996.

10.6 Lease and Services Agreement between Alliance Greensboro, L.P. and the Registrant, dated June 25, 1996.

10.7 Business Alliance Program Agreement between Oracle Corporation and the Registrant, dated May 30, 1996, together with the Sublicense Addendum, Application Specific Sublicense Addendum, Full Use and Deployment Sublicense Addendum and License Transfer Policy, each dated May 30, 1996.*

10.8 Network Enrollment Agreement between Apple Computer, Inc. and the Registrant, effective May 1996.

10.9 Member Level Agreement between Microsoft Corporation and the Registrant, effective May 1996.*

10.10 Master Agreement for Internet Services and Products between BBN Planet Corporation and the Registrant, dated February 1, 1996.

10.11 Authorized Business Partners Agreement between BBN Planet Corporation and the Registrant, dated May 14, 1996.

10.12 Stock Purchase Agreement between the Registrant and the stockholders of HomeCom Internet Security Services, Inc., dated August 31, 1996.

10.13 Form of Promissory Notes issued by the Registrant and held by Mark Germain and the Edward Blech Trust.

 23.1  Consent of Coopers & Lybrand L.L.P.

 23.2  Consent of Morris, Manning & Martin, L.L.P. (included in Exhibit 5.1).*

 24.1  Powers of Attorney (included on signature page).

 27.1  Financial Data Schedule. (for SEC use only)



- ---------------

*To be filed by amendment

ITEM 17. UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (c) The Registrant hereby undertakes that:

         (i) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of the Registration Statement as of the time it was declared effective.

         (ii) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 18th day of September, 1996.

                                           HomeCom Communications, Inc.


                                         By: /s/ Harvey W. Sax
                                             -----------------------------
                                             Harvey W. Sax
                                             President and Chief Executive
                                             Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Harvey W. Sax and Nat Stricklen, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

     Signature                             Title                          Date
/s/ Harvey W. Sax          President, Chief Executive Officer      September 18, 1996
- -------------------------  and Director (Principal Executive
Harvey W. Sax              Officer)

/s/ Nat Stricklen          Senior Vice President, Sales and        September 18, 1996
- -------------------------  Marketing, Chief Operating Officer
Nat Stricklen              and Director

/s/ Vinod Keni             Treasurer, Chief Financial Officer,     September 18, 1996
- -------------------------  Secretary and Director (Principal
Vinod Keni                 Financial and Accounting Officer)

/s/ Krishan Puri           Executive Vice President and Director   September 18, 1996
- -------------------------
Krishan Puri

/s/ Gia Bohuchava, Ph.D.   Chief Technical Officer and Director    September 18, 1996
- -------------------------
Gia Bokuchava, Ph.D.

/s/ Roger Nebel            Vice President and Director             September 18, 1996
- -------------------------
Roger Nebel

/s/ Gregory Abowd, Ph.D.   Director                                September 18, 1996
- -------------------------
Gregory Abowd, Ph.D.

/s/ Douglas MacIntyre      Director                                September 18, 1996
- -------------------------
Douglas MacIntyre

/s/ Winn Schwartau         Director                                September 18, 1996
- -------------------------
Winn Schwartau

                                EXHIBIT INDEX


Exhibit
Number           Description
- -------          -----------

1.1    Form of Underwriting Agreement.

3.1    Restated Certificate of Incorporation of the Registrant.

3.2    Restated Bylaws of the Registrant.

4.1 See Exhibits 3.1 and 3.2 for provisions of the Restated Certificate of Incorporation and Restated Bylaws of the Registrant defining rights of the holders of Common Stock of the Registrant.

4.2    Specimen Stock Certificate.*

4.3    Form of Warrant.*

5.1 Opinion of Morris, Manning & Martin, L.L.P., Counsel to the Registrant, as to the legality of the shares being registered.*

10.1 HomeCom Communications, Inc. Stock Option Plan and form of Stock Option Certificate.

10.2 HomeCom Communications, Inc. Non-Employee Directors Stock Option Plan and form of Stock Option Certificate.

10.3 Employment Agreement between the Registrant and Harvey W. Sax, dated January 1, 1996.*

10.4 Form of Employment Agreement entered into between the Registrant and each of its executive officers except Harvey W. Sax.

10.5 Lease Agreement between Property Georgia OBJLW One Corporation and the Registrant, dated January 22, 1996.

10.6 Lease and Services Agreement between Alliance Greensboro, L.P. and the Registrant, dated June 25, 1996.

10.7 Business Alliance Program Agreement between Oracle Corporation and the Registrant, dated May 30, 1996, together with the Sublicense Addendum, Application Specific Sublicense Addendum, Full Use and Deployment Sublicense Addendum and License Transfer Policy, each dated May 30, 1996.*

10.8 Network Enrollment Agreement between Apple Computer, Inc. and the Registrant, effective May 1996.

10.9 Member Level Agreement between Microsoft Corporation and the Registrant, effective May 1996.*

10.10 Master Agreement for Internet Services and Products between BBN Planet Corporation and the Registrant, dated February 1, 1996.

10.11 Authorized Business Partners Agreement between BBN Planet Corporation and the Registrant, dated May 14, 1996.

10.12 Stock Purchase Agreement between the Registrant and the stockholders of HomeCom Internet Security Services, Inc., dated August 31, 1996.

10.13 Form of Promissory Notes issued by the Registrant and held by Mark Germain and the Edward Blech Trust.

 23.1  Consent of Coopers & Lybrand L.L.P.

 23.2  Consent of Morris, Manning & Martin, L.L.P. (included in Exhibit 5.1).*

 24.1  Powers of Attorney (included on signature page).

 27.1  Financial Data Schedule. (for SEC use only)



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*To be filed by amendment